EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION BY AND AMONG

COMPASS THERAPEUTICS, INC.

COMPASS INTERMEDIATE ACQUISITION COMPANY, INC., COMPASS ACQUISITION COMPANY, LLC,

TRIGR THERAPEUTICS, INC. AND

PENG VENTURES, LLC,

AS STOCKHOLDER REPRESENTATIVE

Dated as of May 13, 2021

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TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS2

ARTICLE II THE MERGER14

2.1	First Merger and Second Merger14
2.2	Effective Time and Second Effective Time; Closing14
2.3	Effect of the Mergers14
2.4	Certificate of Incorporation and Bylaws of the First Step Surviving Corporation

and Final Surviving Company15

2.5	Directors and Officers15
2.6	Effect of Merger on the Securities of the Company16
2.7	Dissenting Shares17
2.8	Exchange Mechanics17
2.9	Working Capital Adjustment19
2.10	Earn-Out Payments.22
2.11	Notices22
2.12	Withholding23
2.13	Taking of Necessary Action; Further Action23
2.14	Expense Fund23

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY24

3.1	Organization of the Company24
3.2	Company Capital Structure24
3.3	No Subsidiaries26
3.4	Authority and Enforceability26
3.5	Stockholder Consent26
3.6	No Conflict26
3.7	Consents27
3.8	Company Financial Statements27
3.9	No Undisclosed Liabilities, No Material Adverse Effect; Ordinary Course27
3.10	Accounts Receivable; Accounts Payable28
3.11	Tax Matters28
3.12	Restrictions on Business Activities30
3.13	Title to Properties; Absence of Liens and Encumbrances31
3.14	Intellectual Property31

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3.15	Material Contracts36
3.16	Interested Party Transactions38
3.17	Permits38
3.18	Litigation38
3.19	Minute Books39
3.20	Environmental Matters39
3.21	Brokers’ and Finders’ Fees40
3.22	Employee Benefit Plans40
3.23	Employment41
3.24	Insurance44
3.25	Warranties and Products44
3.26	Regulatory44
3.27	Compliance with Laws45
3.28	Export Controls and Governmental Sanctions45
3.29	State Takeover Statutes45
3.30	Foreign Corrupt Practices and Anti-Bribery46
3.31	Bank Accounts46
3.32	Disclosure46
3.33	No Other Representation and Warranties46

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER

SUBS47

4.1	Organization47
4.2	Authority and Enforceability47
4.3	No Conflict47
4.4	Consents47
4.5	Capitalization48
4.6	Valid Issuance of Parent Common Stock48
4.7	Parent’s SEC Documents48
4.8	Independent Investigation48
4.9	No Other Representation and Warranties48

ARTICLE V CONDUCT PRIOR TO THE CLOSING48

5.1	Conduct of Business of the Company48
5.2	No Solicitation51

ARTICLE VI ADDITIONAL AGREEMENTS51

6.1	Access to Information51

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6.2	Confidentiality52
6.3	Public Disclosure52
6.4	Commercially Reasonable Efforts52
6.5	Notification of Certain Matters53
6.6	FIRPTA Compliance53
6.7	Plan of Reorganization54
6.8	Intentionally Omitted54
6.9	Termination of Arrangements and Agreements; Transfer of Assets54
6.10	Company Options54
6.11	Consents55
6.12	Notices55
6.13	Resignation of Officers and Directors55
6.14	Termination of Employees and Consultants.55
6.15	Intentionally Omitted55
6.16	Repayment of Company Indebtedness55
6.17	Equity Holding Information56
6.18	Joinder Agreement56
6.19	Indemnification of Officers and Directors56
6.20	State Takeover Statutes56
6.21	Intentionally Omitted57
6.22	Financial Information; Cooperation57
6.23	Registration Statement for Parent Common Stock57
6.24	Parent Board of Directors59
6.25	NASDAQ Listing60

ARTICLE VII CONDITIONS TO THE MERGER60

7.1	Conditions to Obligations of Each Party to Effect the Merger60
7.2	Conditions to Obligations of Parent and the Merger Subs61
7.3	Conditions to Obligations of the Company63

ARTICLE VIII TAX MATTERS64

8.1	Tax Returns64
8.2	Tax Contests64
8.3	Straddle Periods65
8.4	Tax Cooperation65
8.5	Transfer Taxes66
8.6	Tax Refunds66

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8.7	Tax BenefitsError! Bookmark not defined.
8.8	Post-Closing Actions66
8.9	Limitation on Tax Indemnification66

ARTICLE IX SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

INDEMNIFICATION; ESCROW66

9.1	Survival of Representations and Warranties66
9.2	Indemnification67
9.3	Maximum Payments; Remedy69
9.4	Claims for Indemnification; Resolution of Conflicts70
9.5	Escrow Arrangements72
9.6	Third Party Claims73
9.7	Stockholder Representative74
9.8	Tax Treatment75

ARTICLE X TERMINATION, AMENDMENT AND WAIVER75

10.1	Termination75
10.2	Effect of Termination76
10.3	Amendment76
10.4	Extension; Waiver77

ARTICLE XI GENERAL PROVISIONS77

11.1	Notices77
11.2	Interpretation78
11.3	Counterparts78
11.4	Entire Agreement; Assignment78
11.5	Severability79
11.6	Other Remedies79
11.7	Arbitration; Submission to Jurisdiction; Consent to Service of Process79
11.8	Governing Law80
11.9	WAIVER OF JURY TRIAL80
11.10	Rules of Construction80
11.11	No Third Party Beneficiary80
11.12	Disclosure Schedule80
11.13	Legal Representation81

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INDEX OF SCHEDULES, EXHIBITS AND ANNEXES

ExhibitDescription

Schedule 1Current Assets and Current Liabilities Schedule 2.10 Earn-Out Payments

Schedule 6.9(a) Interested Party Contracts to be Terminated Prior to Closing Schedule 6.9(b) Contracts to be Amended Prior to Closing

Schedule 6.12 Notices

Schedule 7.2(e) Required Consents and Approvals Exhibit AForm of Joinder Agreement Exhibit BForm of Stockholder Consent Exhibit CForm of Advisor Agreement Exhibit DForm of Escrow Agreement

Exhibit EForm of Exchange Agent Agreement

Exhibit F-1Form of Certificate of Merger for First Merger Exhibit F-2Form of Certificate of Merger for Second Merger Exhibit GForm of Letter of Transmittal

Exhibit HForm of Director and Officer Resignation and Release Letter Annex A-1Required Joinder Agreements

Annex A-2Required Certification Forms Annex A-3Working Capital Formula

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THISAGREEMENTANDPLANOFMERGERANDREORGANIZATION(this

“Agreement”) is made and entered into as of May 13, 2021, by and among Compass Therapeutics, Inc., a Delaware corporation (“Parent”), Compass Intermediate Acquisition Company, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“First Merger Sub”), Compass Acquisition Company, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Second Merger Sub” and together with First Merger Sub, the “Merger Subs”), TRIGR Therapeutics, Inc., a Delaware corporation (the “Company”), and PENG Ventures, LLC, a Delaware limited liability company, solely in its capacity as the representative of the Company Stockholders (the “Stockholder Representative”).

RECITALS

A.Parent, the Merger Subs and the Company intend to effect a reorganization (the “Reorganization”) in which, as steps in a single, integrated transaction, (i) First Merger Sub will merge with and into the Company in accordance with this Agreement and the DGCL (the “First Merger”), First Merger Sub will cease to exist, and the Company will become a direct, wholly owned Subsidiary of Parent, and (ii) thereafter as part of the same overall transaction, the Company will merge with and into Second Merger Sub in accordance with this Agreement, the DGCL and the DLLCA, the Company will cease to exist, and Second Merger Sub will survive as a direct, wholly owned Subsidiary of Parent (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate, the “Merger”).

B.The Boards of Directors of each of Parent, First Merger Sub and the Company believe it advisable and in the best interests of each corporation and their respective stockholders that Parent, the Company and First Merger Sub enter the First Merger, and in furtherance thereof, have approved this Agreement and the First Merger.

C.Parent, the Merger Subs and the Company intend that (i) this Agreement is a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations, (ii) the First Merger and the Second Merger are integrated steps in the Reorganization and (iii) for U.S. federal income tax purposes, the Reorganization constitutes a “reorganization” within the meaning of Section 368(a) of the Code.

D.Pursuant to and in connection with the First Merger, among other things, and subject to the terms and conditions of this Agreement, at the Effective Time, all of the issued and outstanding shares of Company Common Stock for any Company Stockholder who is an Accredited Investor or is not a

U.S. Person, shall be converted into a right to receive (I) a number of shares of voting Common Stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) as provided for in this Agreement, (II) cash as provided for in this Agreement, including Earn-Out Payments, if any, and (III) distributions, if any, of Parent Common Stock to be held in an escrow account from and after the Effective Time to secure purchase price adjustment obligations to Parent and indemnification obligations to the Indemnified Parties.

E.Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent to enter into this Agreement: (i) each Company Stockholder listed on Annex A-1 has entered into and delivered to Parent a written consent, joinder, release and waiver in the form attached hereto as Exhibit A (each, a “Joinder Agreement”) and (ii) each of the Persons listed on Annex A-2 has delivered to Parent its, his or her completed and executed Certification Form evidencing the fact that such Person is either an Accredited Investor or is not a U.S. Person (each, a “Certification Form”) Fo.r an eqAusivaanlenintdAucermedenittedtoIntvhe twoirllqinugesnteiossnnoafirPeaoref ntht eaCndomthpeanMyesragteisrfaScutbosrytoto ePnatreernitn. to this Agreement (but not pursuant to any prior agreement with Parent), the Company shall seek from each holder of the outstanding shares of Company Common Stock following the approval and adoption of this

Agreement by the Board of Directors of the Company and immediately following the execution and delivery of this Agreement, the irrevocable approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby pursuant to a written consent of stockholders in the form attached hereto as Exhibit B (the “Stockholder Consent”), which is expected to be signed and dated as of the date hereof by Company Stockholders holding at least eighty-five percent (85%) of the Common Stock, which Company Stockholders must include Miranda Toledano, BioMillennia, LLC, Binex Co., Ltd., Handok Inc., AlpenRoute Montblanc4807 Hedge Fund and NPP-CBBI 1st Private Equity Fund, and delivered to Parent, pursuant to and in accordance with the applicable provisions of the DGCL and the Charter Documents.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“2019 Financials” means the Company’s unaudited balance sheet as of December 31, 2019 and the related unaudited statements of income, cash flow and stockholders’ equity.

“2020 Financials” means the Company’s unaudited balance sheet as of December 31, 2020 (the “Balance Sheet Date”) and the related unaudited statements of income, cash flow and stockholders’ equity.

“Section 280G” means the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder.

“Section 280G Payments” means, collectively, any and all payments and/or benefits provided that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code.

“ABL Amendment” means that certain amendment to the Research and Development Collaboration and License Agreement – ABL 001, dated as of November 30, 2018, between the Company and ABL Bio Inc.

“Accredited Investor” means any holder of Company Common Stock that is an “accredited investor” within the meaning of Rule 501 of the Securities Act.

“Additional Per Share Consideration” means with respect to each share of Company Common Stock held by a Company Stockholder immediately prior to the Effective Time, a non-transferable right to the number of shares of Parent Common Stock (rounded down to the nearest whole share) to be released from the Escrow Fund pursuant to Sections 2.9(b), 9.4(e)(iii) and 9.4(e)(iv).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this Agreement, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting

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securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Affordable Care Act” shall mean the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and regulations promulgated thereunder.

“Alternative Transaction” means (a) any direct or indirect acquisition or disposition by the Company of either (i) any material assets of the Company (including any license or other agreement affecting such material assets), other than the sale of inventory in the ordinary course of business consistent with past practice, or (ii) any equity interest in the Company (whether or not outstanding) or security convertible into or exercisable for any such equity interest (whether by merger, purchase or issuance of shares or rights to acquire shares, tender offer or otherwise), or (b) any joint venture, exclusive license agreement or other strategic investment or transaction in or involving the Company or its Affiliates (other than with or by Parent).

“Base Cash Consideration” means (a) $0.00, plus (b) the Estimated Net Working Capital minus the Net Working Capital Target (which may be a positive or negative number), plus (c) Cash, minus (d) the Estimated Indebtedness, minus (e) the Estimated Transaction Expenses.

“Base Parent Stock Consideration” means 10,265,154 shares of Parent Common Stock.

“Business Day(s)” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Boston, Massachusetts are authorized or obligated by Law or executive order to close.

“Cash” means the sum of the fair market value (expressed in United States Dollars as of immediately prior to the Closing) of (a) all unrestricted cash and (b) all unrestricted cash equivalents (including deposits, amounts held in escrow, marketable securities and short term investments) of the Company, in each case determined in accordance with GAAP as of immediately prior to the Closing; provided, that any amount that is held in an account or is to be paid from sources outside the U.S. for purposes of repatriation shall be reduced by the amount of any Tax (without regard to the availability of any future Tax credit or other benefit with respect thereto) that may be applied with respect thereto in the foreign country whether by reason of withholding or otherwise.

“Closing Stock Consideration” means a number of shares of Parent Common Stock equal to (a) the Base Parent Stock Consideration minus the Escrow Stock Amount, minus the W.C. Escrow Stock Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means shares of Common Stock, par value $0.01 per share, of the Company.

“Company Employee Plan” means (a) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) plans or arrangements providing compensation to employee and non- employee directors, in each case in which the Company or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits

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under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company or any ERISA Affiliate (or their spouses, dependents, or beneficiaries).

“Company Options” means all issued and outstanding options, rights and warrants (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person.

“Company Stockholder” means any holder of Company Common Stock as of immediately prior the Effective Time or, with respect to any time before immediately prior to the Effective Time, any Person that would hold Company Common Stock if the Effective Time were to occur at such time.

“Consulting Agreement” means the Consulting Agreement to be entered into at the Closing by and between Parent and Miranda Toledano in the form attached hereto as Exhibit C.

“Contract” means any mortgage, indenture, lease, contract, license, purchase order (including any related terms and conditions), work order or other agreement, instrument, obligation or commitment, in each case that is legally binding, whether oral or written and including any amendment, waiver or modification made thereto.

“Current Assets” means an amount (without double counting), as of the close of business on the Business Day immediately preceding the Closing Date, equal to the Dollar amount of all current assets (excluding Cash and Tax assets) of the Company (determined in accordance with GAAP as adjusted as provided for herein); provided, that for the avoidance of doubt if the Expense Fund has not been funded prior to the calculation of Current Assets, the amount of the Expense Fund shall be deducted therefrom. A sample calculation of the Current Assets of the Company as of April 30, 2021 setting forth the types of assets expected to constitute “Current Assets” is attached as Schedule 1.

“Current Liabilities” means an amount (without double counting), as of the close of business on the Business Day immediately preceding the Closing Date, equal to the sum of the Dollar amount of all current liabilities of the Company (determined in accordance with GAAP as adjusted as provided for herein), including accounts payable, royalties payable and other reserves (but excluding any such reserves to the extent they relate to items that have been specifically excluded from this definition). A sample calculation of the Current Liabilities of the Company as of April 30, 2021 setting forth the types of liabilities expected to constitute “Current Liabilities” is attached as Schedule 1. For the avoidance of doubt, Current Liabilities shall not include any Indebtedness of the Company or any Transaction Expenses.

“DGCL” means the Delaware General Corporation Law, as amended.

“DLLCA” means the Limited Liability Company Act of the State of Delaware, as amended. “Data Protection Laws” means all Laws worldwide relating to the processing, privacy or security of Personal Information and all regulations or guidance issued thereunder, including the EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it, the Personal Information Protection Act (South Korea), HIPAA, the regulations set forth in 42 C.F.R. Part 495 and 45 C.F.R. Parts 160, 164 and 170, the HITECH Act, Section 5 of the Federal Trade Commission Act, the FTC Red Flag Rules, the CAN SPAM Act and associated regulations set forth in 16 C.F.R. Part 316, the Children’s Online Privacy Protection Act, state social security number protection laws, state data breach notification laws, state data privacy laws including the California Consumer Privacy Act, as amended, state data security laws, state consumer protection Laws, PCI-DSS regulatory standards and any law concerning requirements for website

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and mobile application privacy policies and practices, or any outbound commercial communications (including email marketing, telemarketing and text messaging), tracking and marketing.

“Dollars” or “$” means United States Dollars.

“Effective Time” means the time of the filing of the Certificate of Merger, or, if different, the time of effectiveness thereof that is specified therein.

“Environment” means any soil, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supplies, land, sediments, surface or subsurface strata, flora, fauna, ambient air (including indoor air), and any other environmental medium or natural resource.

“Environmental Law” means any federal, state or local law, common law, regulation, ordinance, bylaw or other applicable and binding legal authority, relating to: (a) the manufacture, transport, use, treatment, storage, disposal, recycling, export, Release or threatened Release of Hazardous Materials; (b) protection of human health; or (c) pollution or protection of the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Escrow Agent” means HSBC BANK USA, National Association, a national banking association or another institution reasonably acceptable to Parent and the Company.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by and among Parent, the Stockholder Representative and the Escrow Agent in substantially the form attached hereto as Exhibit D.

“Escrow Fund” means the Escrow Stock Amount plus any earnings (including interest and dividends) on the Escrow Stock Amount and on any such earnings in accordance with the Escrow Agreement, as the same may be reduced from time to time by the amount of any payments to Parent and other Indemnified Parties pursuant to Section 2.9(b), 9.4(e) or Section 9.5(b).

“Escrow Release Time” means the first Business Day after the expiration of the Survival Date. “Escrow Stock Amount” means a number of shares of Parent Common Stock equal to fifteen percent (15%) of the Closing Stock Consideration.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exchange Agent Agreement” means the Exchange Agent Agreement to be entered into at the Closing by and among Parent, the Stockholder Representative and the Exchange Agent in substantially the form attached hereto as Exhibit E.

“Expense Fund” means $150,000.

“FDA” means United States Food and Drug Administration and any successor agency thereto.

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“Financials” mean the 2019 Financials and 2020 Financials.

“GAAP” means United States generally accepted accounting principles consistently applied. “Governmental Entity” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory, administrative or taxing authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Handok Coordination Agreement” means that certain agreement to be entered into between the Company and Handok Inc. relating to the development of the compound referred to as ABL 001.

“Hazardous Material” means: (a) any petroleum, petroleum products, petroleum by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls; (b) any waste, chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant under any Environmental Law.

“Health Care Law” means all applicable Laws relating to the Company’s products, including such applicable Laws pertaining to: (a) the research, development, testing, production, manufacturing, marketing, transfer, distribution and sale of drugs; (b) Permits required to be held by individuals and entities involved in the research, development, testing, production, manufacturing, marketing, transfer, distribution and sale of the Company’s products; (c) any federal health care program (as such term is defined in 42

U.S.C §1320a-7b(f)), including those pertaining to providers of goods or services that are paid for by any federal health care program, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a- 7b(a)), Medicare exclusion and civil money penalties, 42 U.S.C. §§ 1320a-7 and 1320a-7a, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), and all related rules and regulations of the foregoing and all equivalent applicable Law of other Governmental Entities and (d) the privacy and security of patient-identifying health care information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) and all related rules and regulations as may be applicable and equivalent applicable Law of other Governmental Entities.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act.

“Indebtedness” of any Person means, as of any specified date, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are either obligations of such Person or its Subsidiary or guaranteed by such Person or its Subsidiary, including through the grant of a security interest upon any assets of such Person: (a) all outstanding indebtedness for borrowed money owed to third parties or Affiliates; (b) all obligations for the deferred purchase price of property or services; (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures; (d) all obligations arising out of any financial hedging, swap or similar arrangements; (e) all obligations as lessee that would be required to be capitalized in accordance with GAAP; (f) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction;

(g) any accruals for commissions, bonuses, employee expenses and paid time off; (h) any deferred revenues or prepayments; (i) to the extent not included as a liability in Net Working Capital, any unpaid Pre-Closing Taxes; (j) any payables owed to any Affiliate of the Company; (k) any mortgage or other obligation secured by a Lien; and (l) the aggregate amount of all accrued interest payable on such items under clauses (a)

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through (k) that would arise if all such items under clauses (a) through (k) were prepaid, extinguished, unwound and settled in full as of such specified date.

“Indemnified Parties” means the Parent, the Final Surviving Company, their respective Affiliates and the respective officers, directors, employees, agents and representatives of Parent, the Final Surviving Company and their respective Affiliates.

“Indemnifying Holders” means the holders of Company Common Stock that receive any portion of the Merger Consideration.

“Inventory” means all raw materials, works-in-progress, finished goods, supplies and other inventories of the Company, wherever situated.

“IRS” means the United States Internal Revenue Service.

“Issued Shares” means the aggregate number of shares of Parent Company Stock issued to the Company Stockholders pursuant to this Agreement.

“Knowledge” or “Known” means, whether or not capitalized, with respect to the Company, the actual knowledge of George Uy or Miranda Toledano after a reasonable inquiry and investigation of the Company’s books and records.

“Laws” means constitutions, laws (including common law), statutes, regulations, guidance, ordinances, codes, orders, decrees, judgments, rules, and rulings of any Governmental Entity.

“Letter of Intent” means that certain letter agreement, dated as of March 19, 2021, by and between Parent and the Company, as amended.

“Liability” or “Liabilities” means debts, liabilities, losses, deficiencies, duties, charges, claims, damages, demands, costs, fees, Taxes, expenses and obligations (including guarantees, endorsements and other forms of credit support), whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, on- or off-balance sheet, including those arising under any Contract, Law, statute, ordinance, regulation, rule, code, common law or other requirement or rule enacted or promulgated by any Governmental Entity or any litigation, court action or proceeding, lawsuit, originating application to an employment tribunal, or binding arbitration.

“Lien” means any lien, pledge, charge, claim, mortgage, security interest, defect in title, preemptive right, vesting limitation, right of first offer, notice, negotiation or refusal, community or marital property interest, transfer restriction of any kind or other encumbrance of any sort.

“Limited Liability Company Agreement of Second Merger Sub” means the Limited Liability Company Agreement of Compass Acquisition Company, LLC, dated as of May 12, 2021.

“Loss” means actual losses, Liabilities, damages (but excluding punitive, special, incidental and consequential damages except to the extent payable to a Third Party in connection with a Third Party Claim), costs, interest, awards, judgments, penalties, Taxes and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing, in each case, whether arising from a third-party or a direct claim.

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“made available to Parent” means contained and accessible immediately prior to the date of this Agreement (i) in the virtual data room hosted by Dropbox.com and established by the Company in connection with the Merger titled COMPASS_TRIGR, (ii) by Dunn Regulatory Associates, LLC via SharePoint and (iii) in the virtual data room hosted by iDeals and established by ABL Bio, Inc. titled ABL001_TR009_New, each to which Parent and its designated representatives had unrestricted access during such period.

“Material Adverse Effect” means, with respect to any Person, any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or would be reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), Liabilities, condition (financial or otherwise), operations or capitalization of such Person, taken as a whole, but in each case shall not include the effect of facts, conditions, changes, developments, events or effects to the extent resulting from (a) conditions affecting the industry in which such Person operates generally, provided, that such conditions do not have any disproportionate or unique effect on such Person, (b) war, terrorism or hostilities and effects of the COVID- 19 pandemic, provided, that such war, terrorism or hostilities and effects of the COVID-19 pandemic do not have any disproportionate or unique effect on such Person, (c) any changes in general economic or business conditions or the financial or securities markets generally that do not have any disproportionate or unique effect on such Person, (d) any change in GAAP or applicable Laws (or interpretation thereof), (e) any acts of God, or natural disasters or any worsening thereof or actions taken in response thereto, or national or international political or social conditions, provided, that the foregoing does not have any disproportionate or unique effect on such Person, (f) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent (with respect to the Company) or the Stockholder Representative (with respect to Parent or the Merger Subs), as applicable, and (g) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by such Person to meet any projections or forecasts for any period.

“Merger Consideration” means the aggregate consideration paid or payable to the holders of Company Common Stock pursuant to this Agreement (including any portion of the Escrow Fund, the WC Escrow Fund, the aggregate amount of Earn-Out Payments, if any, and any payments related to Taxes).

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA. “Net Working Capital” means (a) Current Assets minus (b) Current Liabilities.

“Net Working Capital Target” means $0.00.

“Parent Business” means the business of Parent and its Subsidiaries, as currently conducted by Parent and its Subsidiaries.

“Parent Common Stock Price” means $5.85 or, solely for purposes of Article IX, the greater of

(i) $5.85 and (ii) the closing price for shares of Parent Common Stock on the Business Day immediately preceding the date on which any payment is to be made hereunder.

“Per Share Base Consideration” means, in respect of each share of Company Common Stock that is held by a Company Stockholder, (A) the Base Parent Stock Consideration, divided by (B) the Total Share Count.

“Per Share Earn-Out Amount” means an amount equal to the aggregate Earn-Out Payments, if any, divided by the Total Share Count.

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“Per Share Escrow Amount” means the number of shares of Parent Common Stock (which may be a fraction of a share) equal to the Escrow Stock Amount divided by the Total Share Count.

“Per Share WC Escrow Amount” means the number of shares of Parent Common Stock (which may be a fraction of a share) equal to the WC Escrow Stock Amount divided by the Total Share Count.

“Permit” means all consents, licenses, permits, grants, agreements and authorizations required by any Governmental Entity to lawfully operate the business of the Company (including any pending applications for all such consents, licenses, permits, grants, agreements and authorizations).

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or a portion thereof) ending on or prior to the end of the day on the Closing Date.

“Pre-Closing Taxes” means, without duplication, (a) any and all Taxes of the Company attributable to any Pre-Closing Tax Period (and any Losses attributable thereto), (b) all Taxes (and any Losses attributable thereto) of any member of an Affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, (c) any and all Taxes (and any Losses attributable thereto) of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, rule or regulation, which Taxes relates to an event or transaction occurring on or before the Closing Date, (d) the employer portion of any payroll or employment Taxes with respect to any payments contemplated by this Agreement and (e) one-half of any Transfer Taxes.

“Pro Rata Share” means, with respect to each Company Stockholder, a percentage equal to the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and owned by such Company Stockholder divided by the Total Share Count.

“Related Agreements” means the Escrow Agreement, the Exchange Agent Agreement, the Stockholder Consent, the Certification Forms, the Joinder Agreements, the Letters of Transmittal, the Certificates, the ABL Amendment, the Consulting Agreement and the Handok Coordination Agreement.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

“Restricted Shares” means all shares of Parent Common Stock issuable hereunder other than shares of Parent Common Stock (a) the offer and sale of which have been registered under a registration statement pursuant to the Securities Act and sold thereunder, (b) with respect to which a sale or other disposition may be made in reliance on and in accordance with Rule 144 (or any successor provision) under the Securities Act, or (c) with respect to which the holder thereof shall have delivered to Parent either (i) an opinion of counsel in form and substance reasonably satisfactory to Parent, or (ii) a “no action” letter from the SEC, in either case to the effect that subsequent transfers of such shares of Parent Common Stock may be effected without registration under the Securities Act.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“SEC” means the Securities and Exchange Commission.

“Straddle Period” means a taxable period beginning on or before, and ending after, the Closing

Date.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is directly or indirectly controlled by such Person, whether through ownership of securities or otherwise.

“Tax” or “Taxes” means (a) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), fees, impositions of any kind whatsoever including taxes based upon or measured by gross receipts, income, profits, gains, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, environmental, employment, excise and property taxes as well as public imposts, and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts, (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being or ceasing to be a member of an Affiliated, consolidated, combined or unitary group (including any arrangement for group or consortium relief or similar arrangement) for any period on or before the Closing Date, and (c) any Liability for the payment of any amounts of the type described in clauses (a) or (b) of this definition as a result of any express obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any Liability for taxes of a predecessor or transferor or otherwise by operation of Law for any period on or before the Closing Date.

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Total Share Count” means, as of immediately prior to the Effective Time, the aggregate number of shares of Company Common Stock that are issued and outstanding.

“Transaction Expenses” means (a) any Liabilities incurred at or prior to Closing by or on behalf of the Company (or any Affiliate thereof or any Company Stockholder, in each case, if required to be paid by the Company) in connection with the negotiation and execution of the Letter of Intent, this Agreement, the Related Agreements (including all fees, costs and expenses of any brokers, accountants, financial advisors, attorneys, consultants, auditors and other experts), or the performance of such Person’s and its pre-Closing Affiliates’ obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (including any fees and expenses associated with obtaining any consents, or any waivers, consents or approvals of any Person), any Liabilities that may become due and payable by the Company as a result of the transactions contemplated hereby or by the Related Agreements (including and all brokers’, finders’ or similar fees) owed by any such Person in connection with the transactions contemplated hereby, (b) any change of control payments, bonuses, severance, termination or retention obligations or similar amounts payable by or due from the Company that are triggered by the transactions contemplated hereby, the amount of any payroll or employment Taxes with respect to any bonuses, option cash-outs (including the Company Options), severance and other compensatory payments made by the Company to service providers in connection with the transactions contemplated hereby and the Related Agreements, any payments owed to the Stockholder Representative and (c) the amount of any change of control payments, bonuses, severance, termination or retention obligations or similar amounts except to the

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extent due and payable solely as a result of the consummation of the transactions contemplated hereby; it being agreed that any “double trigger” severance or similar obligations and any severance obligations triggered by employment decisions made after the Closing shall not constitute Transaction Expenses. For the avoidance of doubt, “Transaction Expenses” shall not include any amounts constituting Indebtedness of the Company.

“U.S. Person” means such term as is defined in Rule 902(k) of Regulation S of the Securities Act. “WC Escrow Stock Amount” means a number of shares of Parent Common Stock equal to

$499,999.50 divided by the Parent Common Stock Price.

“WC Escrow Fund” means the WC Escrow Stock Amount plus any earnings (including interest and dividends) on the WC Escrow Stock Amount and on any such earnings in accordance with the Escrow Agreement, as the same may be reduced from time to time by the amount of any payments to Parent pursuant to Section 2.9(b).

“Willful Breach” means (a) that a representation or warranty contained in Article III or Article IV of this Agreement was made by a party hereto with actual knowledge, as of the date of this Agreement, that such representation or warranty was inaccurate or (b) a breach of a covenant contained in this Agreement that the breaching party knowingly intends to breach.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
125 Plan	6.16
401(k) Plan	6.16
Accountants	2.9(b)(ii)
Adjustment Amount	2.9(b)(iii)
Agreement	Preamble
Antitrust Laws	3.7
Arbitrator	11.7(a)
Antitrust Filings	6.4(b)(i)
Appraisal Rights Notice	2.10(c)
Balance Sheet Date	Article I
Basket	9.3(a)
Certificate of Merger	2.2
Charter Documents	3.1(a)
Claim Date	9.4(a)
Closing	2.2
Closing Balance Sheet	2.9(b)(i)
Closing Date	2.2
Closing Cash	2.9(b)(iii)
Closing Indebtedness	2.9(b)(iii)
Closing Net Working Capital	2.9(b)(iii)
Closing Transaction Expenses	2.9(b)(iii)
Company Disclosure Schedule	Article III
Company Indemnified Parties	6.20(b)
Company Intellectual Property	3.14(a)
Company Products	3.14(a)
Company Registered Intellectual Property	3.14(a)
Company Representative	5.2(a)

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Term	Section
Company Stock Certificates	2.8(c)(ii)
Company Technology	3.14(a)
Company	Preamble
Conflict	3.6
Consultant Proprietary Information Agreement	3.14(k)
Contingent Worker	3.23(a)
Contributor	3.14(k)
Current Balance Sheet	3.8(a)
Director and Officer Resignation and Release Letter	6.13
Dispute Notice	2.9(b)(ii)
Dissenting Shares	2.7(a)
EAR	3.30
Employee Options	2.8(c)(i)
Earn-Out Payment	Schedule 2.10
Earn-Out Payment Date	Schedule 2.10
Employee Proprietary Information Agreement	3.14(k)
Employer	6.15
Environmental Permits	3.20(a)
Estimated Cash	2.9(a)(i)
Estimated Closing Balance Sheet	2.9(a)(i)
Estimated Indebtedness	2.9(a)(i)
Estimated Net Working Capital	2.9(a)(i)
Estimated Transaction Expenses	2.9(a)(i)
Exchange Agent	2.8(a)
Exchange Documents	2.8(c)(ii)
FCPA	3.32
Filing Date	11.7(b)
Final Closing Balance Sheet	2.9(b)(ii)
Final Surviving Company	2.1
FIRPTA Compliance Certificate	6.6
First Merger Sub	Preamble
First Merger	Recital A
First Step Surviving Corporation	2.1
Fundamental Representations	9.1
Funded Indebtedness	6.17
General Release Agreements	6.14
Improvements	3.13(e)
Indemnifiable Matters	9.2(a)
Indemnifying Holder Proceeds	9.3(b)
Indemnifying Parties	9.4(b)(ii)
Infringe	3.14(a)
Infringement	3.14(a)
Intellectual Property Rights	3.14(a)
Intellectual Property	3.14(a)
Interested Party	3.16(a)
ITAR	3.20
Joinder Agreement	Recital E
Letters of Transmittal	2.8(c)(ii)
Licensed Intellectual Property	3.14(f)
Mailing Date	2.6(a)(i)

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Term	Section
Material Contract	3.15(b)
Merger Subs	Preamble
Merger	Recital A
Moral Rights	3.14(a)
NDA	6.2
Notices	6.12
NPL	3.20(b)
Objection Deadline	9.4(b)(i)
Objection Notice	9.4(b)(i)
OFAC	3.20
Officer’s Certificate	9.4(a)
Official	3.32
Outside Date	10.1(b)
Parent Common Stock	Recital D(i)
Parent Disclosure Schedule	Article IV
Parent	Preamble
Parent Controlled Tax Matter	8.2(b)
Parent Tax Matter	8.2(b)
Payable Claim	9.4(d)
Personal Information	3.14(o)
Pre-Closing Period	5.1(a)
Proposal	5.2(a)
Registered Intellectual Property	3.14(a)
Registration Period	6.25(b)
Registration Statement	6.25(a)
Remedies	6.4(c)(i)
Reorganization	Recital A
Representative Losses	9.7(b)
Required Consents	6.11
Resolved Claims	9.4(c)
Rule 144	6.25(h)
Second Certificate of Merger	2.2
Second Effective Time	2.2
Second Merger Sub	Preamble
Second Merger	Recital A
Stockholder Representative	Preamble
Settled Claims	9.4(c)
Shrink-Wrap Code	3.14(a)
Special Representations	9.1
Spreadsheet	6.18
Standard Form Agreements	3.14(g)
Stock Plan	3.2(c)
Stockholder Consent	Recital F
Stockholder Notices	2.10(b)
Straddle Period Tax Matter	8.2(b)
Survival Date	9.1
Tax Benefits	8.7
Tax Matter	8.2(a)
Technology	3.14(a)
Third Party Claim	9.6

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Term		Section
Third Party Service Provider		3.14(o)
Transfer Taxes Unobjected Claim Unresolved Claim WARN		8.5 9.4(b)(ii) 9.4(d) 3.23(d)
ARTICLE II
THE MERGER

2.1First Merger and Second Merger. Upon the terms of and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, First Merger Sub shall be merged with and into the Company. As a result of such Merger, the separate corporate existence of First Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “First Step Surviving Corporation”) and a wholly owned Subsidiary of Parent. Upon the terms and subject to the conditions set forth herein, at the Second Effective Time, the First Step Surviving Corporation shall merge with and into Second Merger Sub, the separate corporate existence of the First Step Surviving Corporation shall cease and Second Merger Sub shall continue as the surviving entity (sometimes referred to herein as the “Final Surviving Company”).

2.2Effective Time and Second Effective Time; Closing. Unless this Agreement is earlier terminated pursuant to Section 10.1, the closing of the First Merger (the “Closing”) will take place on a Business Day as promptly as practicable, and in any event within three (3) Business Days, following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article VII hereof, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger substantially in the form attached hereto as Exhibit F-1 (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL. Immediately following the Effective Time, Parent, the First Step Surviving Corporation and Second Merger Sub shall cause a certificate of merger in substantially the form attached hereto as Exhibit F-2 (the “Second Certificate of Merger”) to be submitted to the Secretary of State of Delaware (the “Second Effective Time”) for filing with such Secretary of State, in accordance with the relevant provisions of the DGCL and the DLLCA, such that the same shall become effective immediately following the Effective Time.

2.3	Effect of the Mergers.

(a)First Merger. At and after the Effective Time, the First Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and First Merger Sub shall vest in the First Step Surviving Corporation, and all debts, liabilities and duties of each of the Company and First Merger Sub shall attach to, and become the debts, liabilities and duties of, the First Step Surviving Corporation.

(b)Second Merger. At and after the Second Effective Time, the Second Merger shall have the effects as set forth in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of each of the First Step Surviving Corporation and Second Merger Sub

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shall vest in the Final Surviving Company, and all debts, liabilities and duties of each of the First Step Surviving Corporation and Second Merger Sub shall attach to, and become the debts, liabilities and duties of, the Final Surviving Company.

2.4Certificate of Incorporation and Bylaws of the First Step Surviving Corporation and Final Surviving Company.

(a)As of the Effective Time, the certificate of incorporation of the Company as the First Step Surviving Corporation shall be amended and restated to read the same as the certificate of incorporation of First Merger Sub as in effect immediately prior to the Effective Time, until thereafter further amended in accordance with the DGCL and as provided in such amended and restated certificate of incorporation, except that Article I of the certificate of incorporation of the First Step Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of this corporation is TRIGR Therapeutics, Inc.”

(b)As of the Effective Time, the bylaws of the Company as the First Step Surviving Corporation shall be amended and restated to read the same as the bylaws of First Merger Sub as in effect immediately prior to the Effective Time, until thereafter further amended in accordance with the DGCL and as provided in the certificate of incorporation of the First Step Surviving Corporation and such bylaws, except that all references to First Merger Sub in the bylaws of the First Step Surviving Corporation shall be changed to references to TRIGR Therapeutics, Inc.

(c)Unless otherwise determined by Parent prior to the Second Effective Time, at the Second Effective Time, the certificate of formation of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be amended in its entirety to read as set forth in the Second Certificate of Merger, until thereafter amended as provided by the DLLCA.

(d)Unless otherwise determined by Parent prior to the Second Effective Time, the Limited Liability Company Agreement of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall become the limited liability company agreement of the Final Surviving Company, until thereafter amended as provided by the DLLCA, the certificate of formation of Second Merger Sub and such limited liability company agreement, except that all references to Second Merger Sub in the limited liability company agreement of the Final Surviving Company shall be changed to references to Compass Acquisition Company, LLC.

2.5	Directors and Officers.

(a)The directors of First Merger Sub immediately prior to the Effective Time shall be the initial directors of the First Step Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the First Step Surviving Corporation until their successors are duly elected and qualified.

(b)The officers of First Merger Sub immediately prior to the Effective Time shall be the initial officers of the First Step Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the bylaws of the First Step Surviving Corporation until their successors are duly appointed and qualified.

(c)Unless otherwise determined by Parent prior to the Second Effective Time, the managers of Second Merger Sub immediately prior to the Second Effective Time shall be the sole managers of the Final Surviving Company immediately after the Second Effective Time until their respective successors are duly appointed.

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(d)Unless otherwise determined by Parent prior to the Second Effective Time, the officers of Second Merger Sub immediately prior to the Second Effective Time shall be the officers of the Final Surviving Company immediately after the Second Effective Time until their respective successors are duly appointed.

2.6	Effect of Merger on the Securities of the Company.

(a)Certification Procedures. Within three (3) Business Days after the date of this Agreement, a Certification Form as specified by Parent prior to the date hereof shall be delivered by the Company to each Company Stockholder (other than the Company Stockholders that signed the Certification Forms on or prior to the date hereof) (the date on which such mailing is commenced, the “Mailing Date”). The Certification Form shall provide that each Company Stockholder that executes the form is an Accredited Investor or is not a U.S. Person and that such Certification Form must be executed and delivered to the Company within ten (10) days of receipt. Such Certification Form shall require each such holder to specify and prove to Parent, in its reasonable belief, that such holder is an Accredited Investor or is not a

U.S. Person.

(b)	Effect on Company Common Stock.

(i)At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, First Merger Sub, the Company or the Company Stockholders, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock to be canceled pursuant to Section 2.6(b)(ii) and any Dissenting Shares) shall be canceled and extinguished and shall be converted into the right to receive, upon surrender of the certificate representing such share of Company Common Stock, if any, together with a duly executed and completed Letter of Transmittal, in the manner provided in Section 2.8: (a) the Per Share Base Consideration, minus (b) the Per Share Escrow Amount, to be withheld and contributed to the Escrow Fund, minus (c) the Per Share WC Escrow Amount, to be withheld and contributed to the WC Escrow Fund, plus (e) any Additional Per Share Consideration, plus (f) any Per Share Earn-Out Amount subject to (and without limiting any rights or remedies of the Indemnified Parties under this Agreement) the obligation of the Company Stockholder that owns such share of Company Common Stock immediately prior to the Effective Time to return to Parent or the applicable Indemnified Parties the amount so received as a result of such conversion to the extent such Company Stockholder has, at any time and from time to time, any unsatisfied payment obligations to such Indemnified Parties pursuant to, and subject to the terms and conditions of, Article IX; provided, that the Parent Common Stock to be put in escrow or delivered to a Company Stockholder shall in each case be rounded down to the nearest whole number of shares after aggregating all shares put in escrow or delivered to a Company Stockholder, as applicable.

(ii)Each share of Company Common Stock held in the treasury of the Company or by Parent or the Merger Subs immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)	Effect on Common Stock of First Merger Sub and Second Merger Sub.

(i)First Merger Sub. Each share of common stock of First Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the First Step Surviving Corporation. Each stock certificate of First Merger Sub evidencing ownership of any shares of

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common stock shall continue to evidence ownership of such share of common stock of the First Step Surviving Corporation.

(ii)Second Merger Sub. Each share of common stock of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable unit of the Final Surviving Company. Each unit certificate of Second Merger Sub, if any, evidencing ownership of any units shall continue to evidence ownership of such unit of the Final Surviving Company.

2.7	Dissenting Shares.

(a)Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by Company Stockholders who have exercised and perfected appraisal rights for such shares of Company Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive any portion of the Merger Consideration. Such Company Stockholders shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares, unless and until such Company Stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Common Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Merger Consideration, without any interest thereon and less any applicable Tax withholding, upon the surrender of the certificate(s) representing such shares of Company Common Stock, if any, and a duly executed and completed Letter of Transmittal.

(b)The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Parent shall keep the Company (or, after the Closing, the Stockholder Representative) reasonably informed of the status of any such negotiations and proceedings.

2.8	Exchange Mechanics.

(a)Prior to the Closing Date, American Stock Transfer & Trust Company or another institution reasonably acceptable to Parent and the Company shall be engaged to act as exchange agent (the “Exchange Agent”) for the First Merger.

(b)Promptly following the Effective Time, but in no event later than two (2) Business Days thereafter, Parent shall make, or cause to be made, (i) deposit of the Closing Stock Consideration to the Exchange Agent and (ii) deposit of the Escrow Stock Amount and the WC Escrow Stock Amount to the Escrow Agent.

(c)Exchange Procedures. Subject to the conditions set forth in this Agreement, as soon as commercially practicable (but not more than five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail or otherwise deliver to each Company Stockholder a stockholder letter of transmittal in substantially the form attached hereto as Exhibit G (the “Letter of Transmittal”) to the address set forth opposite such holder’s name on the Spreadsheet. After receipt of such Letter of Transmittal and any other documents (including a Certification Form pursuant to

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Section 2.6(a)) that Parent or the Exchange Agent may reasonably require in order to effect the exchange (the “Exchange Documents”), such Company Stockholder shall surrender the certificates representing his, her or its shares of the Company Common Stock (the “Company Stock Certificates”), if any, to the Exchange Agent for cancellation together with duly completed and validly executed Exchange Documents; provided, that if any such Company Stockholder has provided duly executed and completed Exchange Documents and, if applicable, such Company Stock Certificates prior to the Effective Time, no such mailing shall be made to such Company Stockholder. Within five (5) Business Days of the Exchange Agent’s receipt of a Company Stockholder’s Exchange Documents and, if applicable, Company Stock Certificate(s), the Exchange Agent shall deliver to such Company Stockholder, in exchange therefor, the Per Share Base Consideration in respect of such shares of Company Common Stock, excluding the amounts to be withheld and contributed to the Escrow Fund and the WC Escrow Fund in accordance with Section 2.6. The Company Stock Certificates so surrendered shall be canceled. Until so surrendered, after the Effective Time, subject to appraisal rights under the DGCL, each Company Stock Certificate will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the consideration provided for in this Article II. With respect to shares of Company Common Stock represented by a Company Stock Certificate, no portion of the Per Share Base Consideration, any Additional Per Share Consideration or any Per Share Earn-Out Amount, as the case may be, in each case excluding the amounts to be withheld and contributed to the Escrow Fund and the WC Escrow Fund in accordance with Section 2.6, shall be paid in exchange for such shares of Company Common Stock until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate (or an affidavit of loss thereof) and the Exchange Documents pursuant hereto.

(d)Legend on Share Certificates. The certificates representing the shares of Parent Common Stock issuable in the Merger shall include an endorsement typed or otherwise denoted conspicuously thereon of the following legend (along with any other legends that may be required under applicable Law or by Parent):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE RESOLD OR TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, AND HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED.”

In the event that any shares of Parent Common Stock issuable hereunder shall cease to be Restricted Shares, Parent shall, upon the written request of the holder thereof (and in any event within three (3) Business Days after receipt of such request), issue to such holder a new certificate representing such shares of Parent Common Stock without the legend required by the foregoing.

(e)Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock comprising part of the Base Parent Stock Consideration with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificates with respect to the shares of Parent Common Stock represented thereby until the holder of such Company Stock Certificate shall surrender such Company Stock Certificate (or an affidavit of loss thereof) in accordance with this Section 2.8.

(f)Return of the Merger Consideration. Any portion of the Merger Consideration that remains unclaimed by the former holders of the Company Common Stock for twelve (12) months after the

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Effective Time shall be delivered to Parent. Any former holder of Company Common Stock that has not complied with this Section 2.8 prior to the end of such twelve-month period shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) but only as a general creditor thereof for payment of its claim for its portion of the Merger Consideration. Any portion of the Merger Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar Law, shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. No interest shall be payable for any shares of Parent Common Stock delivered to Parent pursuant to this Section 2.8(f).

(g)No Further Rights in the Company Common Stock. The applicable portion of the Merger Consideration paid or payable in respect of the surrender for exchange of shares of the Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares and there shall be no further registration of transfer on the records of the Final Surviving Company of such shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Final Surviving Company for any reason, they shall be canceled and exchanged as provided in this Section 2.8.

(h)Lost Certificates or Documentation. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Parent, the posting by such Person of a bond, in such reasonable amount as the Exchange Agent or Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent or the Final Surviving Company, as applicable, shall issue in exchange for such lost, stolen or destroyed Company Stock Certificate, the applicable portion of the Merger Consideration to which such Person is entitled pursuant to the provisions of Section 2.6.

(i)No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of Parent, the Exchange Agent, the Escrow Agent, the Final Surviving Company or any other party hereto shall be liable to any holder of any Company Common Stock for any amount paid to a public official pursuant to any abandoned property, escheat or similar Law.

(j)No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock shall be issued in exchange for any Company Common Stock, and no holder of any of the foregoing shall be entitled to receive a fractional share of Parent Common Stock. In the event that any holder of Company Common Stock would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all shares and fractional shares of Parent Common Stock issuable to such holder), then such holder shall be paid an amount in Dollars (without interest) determined by multiplying (i) the Parent Common Stock Price by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled, in which case Parent shall make available to the Exchange Agent the amount of cash necessary to make such payments. The parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

2.9	Working Capital Adjustment.

(a)	Preparation of Estimated Closing Balance Sheet; Estimated Net Working Capital.

(i)The Company shall prepare in good faith and, at least three (3) Business Days prior to the Closing Date, deliver to Parent (A) an estimated balance sheet of the Company

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which shall be in form and substance reasonably acceptable to Parent and consistent with the sample balance sheet attached hereto as Annex A-3 as of the close of business on the Business Day immediately preceding the Closing Date, reflecting thereon the Company’s good faith estimate of all balance sheet items of the Company (together with the estimated calculations referenced below, the “Estimated Closing Balance Sheet”), (B) the Net Working Capital of the Company, based on the Estimated Closing Balance Sheet (“Estimated Net Working Capital”), (C) the estimated unpaid Transaction Expenses as of immediately prior to the Closing (“Estimated Transaction Expenses”), (D) the estimated unpaid Indebtedness of the Company as of immediately prior to the Closing (“Estimated Indebtedness”) and (E) the estimated Cash (“Estimated Cash”). The Estimated Closing Balance Sheet the Estimated Net Working Capital, the Estimated Transaction Expenses, the Estimated Indebtedness and the Estimated Cash shall be prepared in accordance with GAAP and consistent with the Company’s past accounting practices. The Company shall also provide reasonable detail supporting each such calculation.

(ii)Following receipt of the Estimated Closing Balance Sheet, the Company shall permit Parent and its representatives at all reasonable times and upon reasonable notice to review the Company’s working papers relating to the Estimated Closing Balance Sheet (including the Estimated Net Working Capital, the Estimated Transaction Expenses, the Estimated Indebtedness and the Estimated Cash) as well as all of the Company’s accounting books and records relating to the determination of the Estimated Closing Balance Sheet, and the Company shall make reasonably available its representatives responsible for the preparation of the Estimated Closing Balance Sheet in order to respond to the reasonable inquiries of Parent. Prior to Closing, the parties shall discuss in good faith the computation of any of the items on the Estimated Closing Balance Sheet (including the Estimated Net Working Capital, the Estimated Transaction Expenses, the Estimated Indebtedness and the Estimated Cash).

(b)	Preparation of Final Closing Balance Sheet.

(i)As promptly as practicable, but no later than one hundred twenty (120) days after the Closing Date, Parent shall prepare and deliver to the Stockholder Representative (A) a balance sheet of the Company as of the close of business on the Business Day immediately preceding the Closing Date, reflecting thereon Parent’s determination of the balance sheet of the Company as of the close of business on the Business Day immediately preceding the Closing Date (the “Closing Balance Sheet”), (B) the Net Working Capital of the Company based on the Closing Balance Sheet, (C) the unpaid Transaction Expenses as of immediately prior to the Closing, (D) the unpaid Indebtedness of the Company as of immediately prior to the Closing, and (E) Cash. The Closing Balance Sheet shall be prepared in accordance with GAAP and consistent with the Company’s past accounting practices.

(ii)After receipt of the Closing Balance Sheet, the Stockholder Representative shall have forty-five (45) days to review the Closing Balance Sheet. During such review period, the Stockholder Representative and its accountants shall have full access to the books and records of the Final Surviving Company, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Balance Sheet and to such historical financial information (to the extent in the possession of Parent or any of its Affiliates) relating to the Closing Balance Sheet as the Stockholder Representative may reasonably request for the purpose of reviewing the Closing Balance Sheet and to prepare a Dispute Notice. Unless the Stockholder Representative delivers the Dispute Notice within forty-five (45) days after receipt of the Closing Balance Sheet, such Closing Balance Sheet shall be deemed the “Final Closing Balance Sheet,” shall be binding upon the Company Stockholders and Parent and shall not be subject to dispute or review. If the Stockholder Representative disagrees with the Closing Balance

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Sheet, the Stockholder Representative may, within forty-five (45) days after receipt thereof, notify Parent in writing (the “Dispute Notice”), which Dispute Notice shall provide reasonable detail of the nature of each disputed item on the Closing Balance Sheet, including all supporting documentation relating thereto, and the Stockholder Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet delivered pursuant to this Section 2.9(b)(ii). Parent and the Stockholder Representative shall first use commercially reasonable efforts to resolve such dispute between themselves and, if Parent and the Stockholder Representative are able to resolve such dispute, the Closing Balance Sheet shall be revised to the extent necessary to reflect such resolution, shall be deemed the “Final Closing Balance Sheet” and shall be conclusive and binding upon the Company Stockholders and Parent and shall not be subject to dispute or review. If Parent and the Stockholder Representative are unable to resolve the dispute within fifteen (15) days after receipt by Parent of the Dispute Notice, Parent and the Stockholder Representative shall submit the dispute to a nationally recognized independent accounting firm mutually agreed upon by Parent and the Stockholder Representative (the “Accountants”). The Accountants shall be directed to act as experts and not arbiters and shall be directed to determine only those items that remain in dispute on the Closing Balance Sheet, and the determination by the Accountants for each disputed item shall be equal to one of the values, or within the range between the values, assigned to such disputed item by Parent and the Stockholder Representative in the materials delivered to the Accountants (or if the materials delivered to the Accountants reflect that either party assigned multiple values at various times, such determination by the Accountants shall be equal to one of, or within the range between, the most recent values assigned by Parent and the Stockholder Representative). Promptly, but no later than sixty (60) days after engagement, the Accountants shall deliver a written report to Parent and the Stockholder Representative as to the resolution of the disputed items, the resulting Closing Balance Sheet and the resulting calculation of Net Working Capital, Transaction Expenses, Indebtedness and Cash. Absent manifest error, the Closing Balance Sheet as determined by the Accountants shall be deemed the “Final Closing Balance Sheet,” shall be conclusive and binding upon the Company Stockholders and Parent and shall not be subject to dispute or review. The fees and expenses of the Accountants in connection with the resolution of disputes pursuant to this Section 2.9(b)(ii) shall be paid (A) by the Company Stockholders, if Parent’s calculation of the portion of the Closing Net Working Capital in dispute is closer to the Accountants’ determination than the Stockholder Representative’s calculation thereof, (B) by Parent, if the reverse is true or (C) except as provided in clauses (A) or (B) above, equally by the Company Stockholders and Parent. Parent and the Stockholder Representative agree that they will, and agree to cause their respective representatives and independent accountants to, cooperate and assist in the preparation of the Closing Balance Sheet and in the conduct of the audits and reviews referred to in this Section 2.9(b)(ii), including the making promptly available to the extent necessary of books, records, work papers and personnel.

(iii)If the Base Adjustment Amount is negative and the absolute value of the Base Adjustment Amount is greater than $100,000 (the “Collar”), then the Base Cash Consideration, in accordance with Article I, shall be adjusted downwards by an amount equal to the absolute value of the Base Adjustment Amount minus the Collar (the “Net Adjustment Amount”). If the Base Adjustment Amount is positive, no change to the Base Cash Consideration shall be made. The “Base Adjustment Amount” means an amount equal to the sum of (A) the Net Working Capital set forth on the Final Closing Balance Sheet (the “Closing Net Working Capital”) minus the Estimated Net Working Capital, (B) the Estimated Transaction Expenses minus the Transaction Expenses set forth on the Final Closing Balance Sheet (the “Closing Transaction Expenses”), (C) the Estimated Indebtedness minus the amount of Indebtedness set forth on the Final Closing Balance Sheet (the “Closing Indebtedness”) and (D) the Cash set forth on the Final Closing Balance Sheet minus the Estimated Cash (the “Closing Cash”). Within

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three (3) Business Days following the determination of the Closing Net Working Capital, the Closing Transaction Expenses, the Closing Indebtedness and the Closing Cash in accordance with Section 2.9(b)(ii), (A) if the Base Adjustment Amount is negative and the absolute value of the Base Adjustment Amount is greater than the Collar, Parent shall be entitled to first recover from the WC Escrow Fund and then from the Escrow Fund an amount equal to the Net Adjustment Amount (which amount shall be payable by the Escrow Agent to Parent within three (3) Business Days of such determination), and (B) if the Net Adjustment Amount is less than the amount in the WC Escrow Fund or the Net Adjustment Amount is zero, the Company Stockholders shall be promptly paid the amount remaining in the WC Escrow Fund after any amounts payable to Parent pursuant to clause (A) above have been paid in full, which amount shall be paid out to the Company Stockholders in accordance with the Spreadsheet by the Exchange Agent. For any release from the Escrow Fund pursuant to this Section 2.9(b)(iii), shares of Parent Common Stock shall be released ratably in the manner set forth in Section 9.4(e)(i) and in accordance with Section 9.5(b)(iii). Parent and the Stockholder Representative shall provide a joint written instruction as promptly as possible following such determination to make the payments in accordance with this Section 2.9(b)(iii).

2.10	Earn-Out Payments.

(a)Aggregate Earn-Out Amount. In addition to the Closing Stock Consideration, Parent will pay an additional aggregate amount up to $9,000,000 (the “Earn-Out Amount”) as determined in accordance with Schedule 2.10. The Earn-Out Amount shall be payable in accordance with the Spreadsheet delivered by the Stockholder Representative.

(b)Earn-Out Payments. With respect to that portion of each Earn-Out Payment payable to the Company Stockholders in respect of the Company Common Stock, no more than thirty (30) days after the applicable Earn-Out Payment Date, Parent will deposit, or cause to be deposited, such Earnout Payment with the Exchange Agent by wire transfer of immediately available funds for the benefit of and distribution to such Company Stockholders within three (3) Business Days thereafter in accordance with the Spreadsheet.

(c)Setoff Against Earn-Out Payments. Parent will have the right to offset any Losses finally determined pursuant to the procedures and subject to the limitations set forth in Section 9 to be owed to Indemnified Parties, subject to the limitations contained in Section 9, against any Earn-Out Payment (or any portion thereof).

2.11	Notices.

(a)The Company shall use its best efforts to obtain, immediately after the execution and delivery of this Agreement (but no later than twenty-four (24) hours thereafter), the delivery of the Stockholder Consent, which shall constitute all requisite approvals by any holders of Company Common Stock of this Agreement, the Merger and the other transactions contemplated hereby.

(b)Promptly, but in no event later than ten (10) Business Days after the date of this Agreement, the Company shall deliver notice to all holders of the Company Common Stock of the approval by the requisite number of holders of Company Common Stock of this Agreement, the Merger and the other transactions contemplated hereby, pursuant to and in accordance with the applicable provisions of the DGCL, the DLLCA and the Charter Documents (the “Stockholder Notices”). The Stockholder Notices shall include (i) a summary of the Merger and this Agreement, (ii) a statement that the Board of Directors of the Company has unanimously recommended that the holders of Company Common Stock consent in writing to the approval of the adoption of this Agreement and the approval of the Merger, and (iii) all

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information regarding Parent provided to the Company prior to the execution and delivery of this Agreement by Parent for delivery to such holder in connection therewith. The Company shall promptly inform Parent of the date on which the notice described in the preceding sentence was sent. The Company shall ensure that the Stockholder Notices do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning Parent furnished by Parent in writing for inclusion in or with the Stockholder Notices).

(c)Promptly, but in no event later than ten (10) Business Days after the date of this Agreement, the Company shall provide to each holder of Company Common Stock whose consent was not obtained a copy of the notice required pursuant to the DGCL informing such holder that appraisal rights are available for his, her or its shares of Company Common Stock pursuant to the DGCL along with such other information as required by the DGCL and applicable Law (the “Appraisal Rights Notice”).

(d)Without limiting the rights and remedies of Parent or any of the other Indemnified Parties, the Stockholder Notices and the Appraisal Rights Notice, including any amendments or supplements thereto, shall be subject to review and reasonable approval by Parent.

(e)Each party shall provide to the other any information for inclusion in the preparation of the Stockholder Consent, the Stockholder Notices or Appraisal Rights Notices that may be required by Law and that is reasonably requested by any other party.

2.12Withholding. Notwithstanding any other provision of this Agreement, the Company, Parent, the Final Surviving Company, the Escrow Agent, the Exchange Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom under any provision of applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid; provided, however, that Parent shall give the Company or, after the Closing, the Stockholder Representative five (5) Business Days advance notice before any such withholding, and Parent shall cooperate in a commercially reasonable manner with Company or the Stockholder Representative to mitigate any such withholding.

2.13Tax Consequences. The Parties acknowledge that they are relying solely on their own Tax advisors in connection with this Agreement, the Mergers, Reorganization and the other transactions and agreements contemplated hereby.

2.13Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Final Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, then the officers and directors of the Final Surviving Company, Parent, First Merger Sub and Second Merger Sub are fully authorized to take, and will take, all such lawful and necessary actions.

2.14Expense Fund. Prior to the Closing, the Company will wire to the Stockholder Representative the Expense Fund, which will be held by the Stockholder Representative as agent and for the benefit of the Indemnifying Holders in a segregated client account and which will be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement, the Escrow Agreement or any Stockholder Representative engagement agreement. The Stockholder Representative will hold the Expense Fund separate from its corporate funds

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and will not voluntarily make it available to its creditors in the event of bankruptcy. The Indemnifying Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. In connection with the release in full of the Escrow Fund, the Stockholder Representative will deliver the balance of the Expense Fund to the Exchange Agent for further distribution to the Indemnifying Holders, in accordance with the Spreadsheet. For U.S. federal income tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Indemnifying Holders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company (including, for the purposes of this Article III, any predecessor to the Company) hereby represents and warrants to Parent as of the date hereof and as of the Closing, subject to such exceptions as are disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers or disclosed in any other section or subsection of the disclosure schedule, subject to Section 11.12) supplied by the Company to Parent (the “Company Disclosure Schedule”) concurrently with the execution of this Agreement:

3.1	Organization of the Company.

(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed as a foreign corporation or company to do business, and is in good standing, in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing necessary to the business of the Company as currently conducted except where the failure to be so qualified or licensed, individually or in the aggregate, both (i) has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and (ii) has not had and would not be reasonably expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any Related Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby and would not materially impede or delay or be reasonably expected to materially impede or delay the consummation of the transactions contemplated hereby or thereby. The Company has made available to Parent a true and correct copy of its certificate of incorporation, as amended to date, and bylaws, as amended to date, each of which is in full force and effect on the date hereof (collectively, the “Charter Documents”). Except as contemplated by this Agreement, the Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.

(b)Section 3.1(b) of the Company Disclosure Schedule lists the respective directors and officers of the Company.

(c)Section 3.1(c) of the Company Disclosure Schedule lists every state or foreign jurisdiction in which the Company has employees or facilities or otherwise has conducted its business since inception of the Company.

3.2	Company Capital Structure.

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(a)The authorized capital stock of the Company consists of 30,000,000 shares authorized as Company Common Stock, of which 16,899,250 are issued and outstanding as of the date hereof. There are no shares held in the treasury of the Company and 2,441,500 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non- assessable and are not subject to any preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. As of the date of this Agreement, the Company Common Stock is held by the Persons and in the amounts of each class as set forth on Section 3.2(a) of the Company Disclosure Schedule, which further sets forth for each such Person the number, class and series of shares held by such Person, and the percentage held by such Person relative to each class or series of shares such Person owns and the total issued and outstanding shares of Company Common Stock as of the date hereof. There are no outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right. As of the date of this Agreement, there have been no dividends with respect to any shares of Company Common Stock, and there are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock. Except as set forth in this Section 3.2(a), the Company has no other capital stock authorized, issued or outstanding as of the date of this Agreement.

(b)All outstanding shares of Company Common Stock and other equity or equity based awards of the Company have been issued in compliance with all applicable federal, state, local or foreign statutes, Laws, rules or regulations, including federal securities Laws and any applicable state securities or “blue sky” Laws.

(c)Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity or equity related compensation to any Person. The Company has reserved 5,000,000 shares of Company Common Stock for issuance under the Company’s 2018 Incentive Plan and 2019 Executive Incentive Plan (together, the “Stock Plans” and each a “Stock Plan” and as amended) of which 2,441,500 options to purchase shares of Company Common Stock are outstanding as of the date of this Agreement. As of the date of this Agreement, the options to Company Common Stock are held by the Persons and in the amounts as set forth on Section 3.2(c) of the Company Disclosure Schedule, which further sets forth for each such Person the number, type, exercise price, vesting period and grant date of options held by such Person, and the total granted and outstanding options to purchase Company Common Stock as of the date hereof.

(d)Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Common Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. As a result of the Merger, upon the Effective Time, Parent will be the sole record and beneficial holder of all issued and outstanding Company Common Stock and, except as set forth in Section 3.2(d) of the Company Disclosure Schedule, all rights to acquire or receive any shares of Company Common Stock, whether or not such shares of Company Common Stock are outstanding.

(e)Except as set forth in Section 3.2(e) of the Company Disclosure Schedule and except as contemplated hereby, (i) to the Company’s Knowledge, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company and (ii) there are no

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agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights) of any Company Common Stock.

3.3No Subsidiaries. The Company does not have, and has never had, any Subsidiaries and does not otherwise own any shares or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity or have any ongoing obligation to purchase any shares of capital stock, make any investments in or provide any loans or other capital contributions or support to any such entity.

3.4	Authority and Enforceability.

(a)The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to obtaining the Stockholder Consent, to consummate the Merger and to consummate the other transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Merger and other transactions by the Company contemplated hereby and thereby have been duly authorized by all necessary corporate or similar action on the part of the Company and no further corporate or similar action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party, the Merger or the other transactions contemplated hereby and thereby (other than, in the case of the consummation of the Merger, obtaining the Stockholder Consent and the filing and recordation of appropriate merger documents as required by the DGCL and DLLCA). This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been or, in the case of such Related Agreements, will be duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute or will constitute, as the case may be, the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(b)Without limiting the generality of the foregoing, the Board of Directors of the Company has unanimously (i) determined that the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved and adopted the Merger, this Agreement and the other transactions contemplated hereby in accordance with the provisions of the DGCL and the Charter Documents, (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their approval and adoption and (iv) resolved to recommend that the Company Stockholders vote in favor of the approval and adoption of this Agreement and the Merger.

3.5Stockholder Consent. The Stockholder Consent, when executed and delivered, will satisfy all requirements for consents, votes or approvals by the holders of Company Common Stock necessary to approve and adopt, and consummate, this Agreement, the First Merger, the Related Agreements to which the Company is party and the transactions contemplated hereby and thereby in accordance with the Charter Documents and applicable Law.

3.6No Conflict. Except as set forth in Section 3.6 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Merger or any other transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), give rise to a right of notice or termination, cancellation, modification or acceleration

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of any right or obligation or loss of any benefit under (any such event, a “Conflict”), (i) any provision of the Charter Documents, (ii) any Contract to which the Company is a party or by which any of the Company’s respective properties or assets may be bound, or (iii) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of its properties or assets (whether tangible or intangible), except, in the case of clauses (ii) and (iii), where such Conflict, individually or in the aggregate, would not have and would not reasonably be expected to have a Material Adverse Effect on the Company. To the Company’s Knowledge, the closing of the transactions contemplated hereby will not prevent the Final Surviving Company from continuing to be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

3.7Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for (i) the filing of a Certificate of Merger and a Second Certificate of Merger as provided in Section 2.2, (ii) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and (iii) such filings and notifications as may be required under the HSR Act, or any other applicable federal, state or foreign Law, regulation, order, decree or other legal restraint designed to govern competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to be made by the Company, or by its “ultimate parent entity” as that term is defined in the HSR Act, and the expiration or early termination of any applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws.

3.8	Company Financial Statements.

(a)Section 3.8(a) of the Company Disclosure Schedule sets forth: (i) the 2020 Financials and (ii) the 2019 Financials. The Financials are consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other. The Financials present fairly the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein (subject to the absence of footnotes and normal year- end adjustments that, to the extent not reflected therein, are not material in amounts or nature). The Company’s unaudited balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

(b)Section 3.8(b) of the Company Disclosure Schedule sets forth a true and correct list of the revenue earned by the Company from sources in each country other than the United States, on a country-by-country basis, during the twelve (12) months ended on December 31, 2020 (determined in accordance with GAAP, which shall be applied in a manner consistent with the Financials).

3.9	No Undisclosed Liabilities, No Material Adverse Effect; Ordinary Course.

(a)The Company does not have any Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except for those which (i) have been reflected in the Current Balance Sheet, (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof and are not material in nature or amount or (iii) have arisen since the date hereof and do not arise from a violation of Section 5.1 hereof. Except as set forth

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in Section 3.9(a) of the Company Disclosure Schedule, the Company does not have any outstanding Indebtedness as of the date hereof.

(b)	Since the Balance Sheet Date, there has not occurred any Material Adverse Effect.

(c)Except as set forth in Section 3.9(c) of the Company Disclosure Schedule, since the Balance Sheet Date, the Company has not taken any action that, if taken after the date hereof, would require Parent’s consent under Section 5.1(b).

3.10	Accounts Receivable; Accounts Payable.

(a)All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and are not, to the Company’s Knowledge, subject to any valid set-off or counterclaim. No Person has any Lien on any accounts receivable of the Company and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company.

(b)All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent by more than thirty (30) days in its payment. Section 3.10(b) of the Company Disclosure Schedule sets forth the accounts payable of the Company as of the date hereof

3.11	Tax Matters.

(a)	Taxes.

(i)The Company has (A) prepared and timely filed all material Tax Returns required to be filed by the Company and all such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable Law, and (B) timely paid all material Taxes that were due and payable (whether or not shown on a Tax Return) or, for all material Taxes that are not yet due and payable (whether or not shown on any Tax Return) that have accrued up to and including the Closing Date (or will be included on the Estimated Closing Balance Sheet), has appropriately included such Taxes in the calculation of Indebtedness.

(ii)The Company has paid or withheld with respect to their respective employees, stockholders and other third parties, all material U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, material Federal Insurance Contribution Act taxes, Federal Unemployment Tax Act taxes and other material Taxes required to be paid or withheld, has timely paid over any such Taxes over to the appropriate authorities and has materially complied with all applicable laws relating to information reporting with respect to any such withholdings.

(iii)The Company has no delinquent material Taxes currently outstanding, there is no Tax deficiency outstanding, assessed or proposed against the Company, and the Company has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)No audit or other examination of any material Tax Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination, and the Company does not have Knowledge that any such action or

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proceeding is being contemplated. No adjustment relating to any material Tax Return filed by the Company has been proposed by any Tax authority that remains unpaid.

(v)The Company has delivered to Parent or made available to Parent, copies of all federal and state income and other material Tax Returns for the Company filed for all periods since and including the taxable period ended December 31, 2018.

(vi)No claim has ever been made in writing by a Tax authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(vii)The Company (A) has not ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement, (B) has no Liability for the Taxes of any Person (other than Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, by operation of Law or otherwise or (C) has never been a party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(viii)The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(ix)There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating or attributable to Taxes other than Liens for Taxes not yet due and payable.

(x)The Company has not engaged in a “listed transaction,” as set forth in Section 6707A(c)(2) of the Code and Treasury Regulation §1.6011-4(b) or any similar provision of state, local or non-U.S. Law, or any transaction that is the same as or substantially similar to a listed transaction.

(xi)Within the last two (2) years, the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xii)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made prior to the Closing Date, (B) any prepaid amount or deferred revenue received prior to the Closing Date, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax Law), (D) a change in the method of accounting made prior to the Closing Date, including any adjustment pursuant to Code Sections 481 or 263A (or any corresponding or similar provision of state, local, or foreign income Tax law),

(E) any intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law), (F) an election under Section 108(i) of the Code, (G) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (H) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Law) or (I) application of Section 952(c)(2) of the Code, or application of Section 951 of the Code with respect to income earned or recognized or payments received on or prior to the Closing Date.

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(xiii)The Company is not subject to any private letter ruling or closing agreement of the IRS or comparable rulings of any other Governmental Entity. There is no power of attorney given by or binding upon the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(xiv)The Company has in its possession official foreign governmental receipts (or similar documentary evidence) for any Taxes paid by it to any non-U.S. Governmental Entity. The Company is not a party to a gain recognition agreement under Section 367 of the Code that is currently in effect.

(xv)The Company has made available to Parent all documentation relating to any Tax holidays or incentives currently applicable to the Company. The Company is in compliance with the requirements for any applicable Tax holidays or incentives and, to the Knowledge of the Company, none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.

(xvi)The Company has not been or is subject to Tax in a country other than its country of organization by virtue of having a place of business, a permanent establishment or branch in any country outside the country of its organization.

(xvii)The Company is (and at all times since its formation has been) taxed as a C corporation for U.S. federal income Tax purposes.

(b)Executive Compensation Tax and Parachute Payments. Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates or (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered). No Company Employee Plan provides for any tax “gross-up” or similar “make-whole” payments. Section 3.11(b) of the Company Disclosure Schedule lists all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) of the Company, as determined as of the date of the execution of this Agreement. The per share exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Company Option determined in a manner consistent with Section 409A of the Code. Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(c)Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth above in this Section 3.11 shall constitute the sole and exclusive representations and warranties made by the Company with respect to Taxes.

3.12Restrictions on Business Activities. There is no Contract (non-competition or otherwise), judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any

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business practice of the Company limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, except as set forth in Section 3.12 of the Company Disclosure Schedule, the Company has not entered into any Contract under which the Company is, or may become, restricted from developing, selling, licensing, manufacturing or otherwise distributing or commercializing any Company Intellectual Property or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, including by means of any grant of exclusivity.

3.13	Title to Properties; Absence of Liens and Encumbrances.

(a)The Company does not own any real property, nor has the Company ever owned any real property.

(b)The Company does not lease any real property, nor has the Company ever leased any real property.

(c)Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, the Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in or necessary for the conduct of the business of the Company as currently conducted, free and clear of any Liens, except Liens for Taxes not yet due and payable.

3.14	Intellectual Property.

(a)Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” means any and all Intellectual Property that is owned, purported to be owned (in each case whether owned singularly or jointly with a third party or parties), filed by, or held in the name of the Company.

“Company Products” means all products and services currently or previously researched, developed (including products and services for which research or development is ongoing and either solely by the Company or jointly with any third party), manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Company, in each of the foregoing cases that are listed on Section 3.14(b) of the Company Disclosure Schedule.

“Company Registered Intellectual Property” means all Registered Intellectual Property that is part of Company Intellectual Property.

“Company Technology” means all Technology included within the Company Intellectual Property.

“Infringement” or “Infringe” means an assertion that a given item infringes, misappropriates, dilutes, unfairly competes with, constitutes unauthorized use of or otherwise violates the Intellectual Property Rights of any Person.

“Intellectual Property” means any and all Intellectual Property Rights and Technology.

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“Intellectual Property Rights” means worldwide (i) patents and patent applications and industrial designs and other governmental grants for the protection of inventions or industrial designs, including patent rights, inventions, discoveries and invention disclosures (whether or not patented) (“Patents”), (ii) copyrights in both published and unpublished works, copyright registrations and applications for copyright registration, Moral Rights, rights of publicity and privacy, and mask work rights, and all derivatives, translations, adaptations and combinations of the foregoing, (iii) rights in know-how, trade secrets and confidential or proprietary information, including research in progress, algorithms, data, databases, data collections, designs, processes, formulae, models, strategies, prototypes, techniques, source code, source code documentation, beta testing procedures and beta testing results (“Trade Secrets”), (iv) rights in registered and unregistered trademarks, trade names, logos, service marks, designs, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, and registrations and applications for registration for any of the foregoing, together with the goodwill of the Company or the Company’s business symbolized by any of the foregoing (“Trademarks”), (v) domain names, registrations for domain names and web addresses, (vi) analogous rights to those set forth above and any other intellectual property rights in any jurisdiction, and (vii) rights to sue for past, present and future Infringement of the rights set forth above.

“Moral Rights” means moral rights in any Intellectual Property, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

“Registered Intellectual Property” means Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any state, provincial, federal government or other public or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing.

“Shrink-Wrap Code” means any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than $10,000 for a license for a single user or work station (or $25,000 in the aggregate for all users and work stations).

“Technology” means (i) works of authorship including computer programs, in source code and executable code form, architecture and documentation, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) Trade Secrets, (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, (vi) devices, prototypes, designs and schematics and (vii) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof and all technology from which such items were derived.

(b)Company Products and Technology. Section 3.14(b) of the Company Disclosure Schedule lists all (i) Company Products by name, including Company Products that have been researched, developed, manufactured, made commercially available, marketed, distributed, supported or otherwise sold or licensed out in the last five (5) years and (ii) certain Company Technology comprising databases, data compilations and collections, and customer and technical data. Such schedule specifies whether such Company Products or Company Technology were developed internally by the Company or provided by third parties (and if by third parties, the identity of such third parties).

(c)Registered Intellectual Property. Section 3.14(c) of the Company Disclosure Schedule lists (i) all Company Registered Intellectual Property and all material unregistered Trademarks used by the Company with respect to any Company Products, (ii) any actions that must be taken by the Company within ninety (90) days of the Closing Date with respect to any of the foregoing, including the payment of any registration, maintenance, renewal fees or taxes or the filing of any documents, applications

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or certificates, and (iii) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered Intellectual Property.

(d)Title to Intellectual Property. The Company is the sole and exclusive owner of each item of Company Intellectual Property, free and clear of any Liens. Except as set forth on Section 3.14(d)(i) of the Company Disclosure Schedule, the Company has the sole and exclusive right to bring a claim or suit against a third party for past, present or future Infringement of the Company Intellectual Property. Except as set forth on Section 3.14(d)(ii) of the Company Disclosure Schedule, the Company has not (i) transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or, as of the time of such transfer or exclusive license, was material to the Company, to any other Person, or (ii) permitted the rights of the Company in any Company Intellectual Property, that is or was at the time material to the Company, to enter into the public domain.

(e)Third Party Intellectual Property. Section 3.14(e) of the Company Disclosure Schedule lists all Contracts under which a third party licenses or provides any Intellectual Property to the Company (the “Licensed Intellectual Property”). Other than Licensed Intellectual Property, the Company Intellectual Property includes all material Intellectual Property that is used in or necessary for the conduct of the business of the Company as it currently is conducted. No third party that has licensed or provided Intellectual Property to the Company has retained ownership of or license rights under any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company under such license.

(f)Effect of this Transaction. Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, following the closing of the transactions contemplated hereby, all Company Intellectual Property will be fully transferable, alienable and licensable by the Company or Parent without restriction and without payment of any kind to any third party. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company Intellectual Property, any Licensed Intellectual Property or any Company Product; (ii) a breach of or default under, or right to terminate or suspend performance of, any Material Contract relating to Company Intellectual Property or any Licensed Intellectual Property; (iii) the release, disclosure or delivery of any Company Intellectual Property, any Licensed Intellectual Property or Company Product by or to any escrow agent or other Person;

(i)the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property or any Licensed Intellectual Property; or (v) by the terms of any Contract, a reduction of any royalties, revenue sharing, or other payments the Company would otherwise be entitled to with respect to any Company Intellectual Property.

(g)Standard Form Agreements. Copies of the Company’s standard form(s) of non-disclosure agreement (collectively the “Standard Form Agreements”), have been made available to Parent. Section 3.14(g) of the Company Disclosure Schedule lists (i) all Contracts under which the Company has licensed any Company Intellectual Property to third parties and (ii) all Contracts containing covenants not to sue or non-assertion provisions that relate to Intellectual Property. Except as set forth in Section 3.14(g) of the Company Disclosure Schedule, the Company has not granted, licensed or provided any Company Intellectual Property to third parties.

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(h)Valid Intellectual Property. With respect to each item of Company Registered Intellectual Property and, to the Company’s Knowledge, each item of Licensed Intellectual Property: (A) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property Rights; (B) each such item is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use and timely filing of affidavits of use and incontestability and renewal applications); and (C) each such item is subsisting, valid and enforceable. To the Knowledge of the Company, there are no facts, information, or circumstances, including any information or facts that would constitute prior art, that would render any material item of the Company Registered Intellectual Property or Licensed Intellectual Property invalid or unenforceable, or would affect any pending application for any material item of Company Registered Intellectual Property or Licensed Intellectual Property. The Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for, or prosecution of, any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registered Intellectual Property. The Company has no Knowledge of facts that would constitute a fraud or a misrepresentation in any application for, or prosecution of, any Licensed Intellectual Property or that would otherwise affect the enforceability of any Licensed Intellectual Property. To the Knowledge of the Company, no proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered Intellectual Property or the Licensed Intellectual Property have been threatened.

(i)No Infringement. The operation of the business of the Company as it has been conducted since the inception of the Company, and as currently conducted by the Company, has not and does not Infringe any Intellectual Property Rights of any Person. The Company has not received written notice from any Person claiming that such operation or any act, any Company Product, any Technology used by the Company or any Company Intellectual Property Infringes any Intellectual Property Rights of any Person (nor does the Company have Knowledge of any threat thereof). No Company Product, Company Intellectual Property or Licensed Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or may affect the validity, registrability, use or enforceability of such Company Product, Company Intellectual Property or Licensed Intellectual Property.

(j)Restrictions on Business. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to the Final Surviving Company by operation of law or otherwise of any Contracts to which the Company is a party, will cause: (i) the Company (or the Final Surviving Company, as successor-by-merger to the property, rights, privileges, powers and franchises of the Company) to grant to any third party any right to or with respect to any Company Intellectual Property or Licensed Intellectual Property (excluding, for the avoidance of doubt, any rights granted pursuant to any Contract to which Parent or its Affiliates is a party but the Company is not a party), (ii) the Company (or the Final Surviving Company, as successor-by-merger to the property, rights, privileges, powers and franchises of the Company) to be bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses (excluding, for the avoidance of doubt, any non-compete or other restriction that arises from any agreement to which Parent or its Affiliates is a party but the Company is not a party) or (iii) the Company (or the Final Surviving Company, as successor-by-merger to the property, rights, privileges, powers and franchises of the Company) to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby (excluding, for

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the avoidance of doubt, any fees or consideration payable pursuant to any agreement to which Parent or its Affiliates is a party but the Company is not a party).

(k)No Third Party Infringement. To the Knowledge of the Company, no Person has in the past Infringed or is currently Infringing any Company Intellectual Property or Licensed Intellectual Property or the Company’s rights therein or thereto.

(l)Proprietary Information Agreements. Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreement”) have been made available to Parent. All agreements with employees or consultants that deviate in any material respect from the Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement are listed on Section 3.14(l) of the Company Disclosure Schedule. All current and former employees of the Company, and all current and former consultants of the Company in each case who have been involved in the creation, invention or development of Intellectual Property for or on behalf of the Company (each, a “Contributor”), have executed and delivered (and to the Company’s Knowledge are in compliance with) the applicable form of agreement (or a substantially similar agreement). Without limiting the foregoing, no Contributor owns or has any right, including the right to assert any Moral Rights, to Company Products or Company Intellectual Property, nor has any Contributor made to the Company any assertions with respect to any alleged ownership or rights. All current and former employees of the Company that are or were, at the time of employment, residents of countries that recognize Moral Rights or whose employment relationships are or were governed by applicable laws in countries that recognize Moral Rights have executed written agreements with the Company that to the fullest extent permitted under applicable law, waive for the benefit of the Company, all Moral Rights.

(m)Protection of Confidential Information. The Company has taken reasonable steps to protect the confidentiality of any confidential information, including Trade Secrets owned or used or held for use by the Company or of any third party that has provided any confidential information, including Trade Secrets to the Company. All Persons with access to such confidential information, including Trade Secrets have executed written confidentiality agreements with the Company and, to the Knowledge of the Company, there has not been any breach of such confidentiality agreements.

(n)No Government Funds. No funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Company Products or Company Intellectual Property or, to the Knowledge of the Company, the Licensed Intellectual Property.

(o)Personal Information and Privacy. The Company, and any Person acting on behalf of the Company (including any Third Party Service Provider), is and has been in material compliance with

(i)all Data Protection Laws and any other Laws relating to the privacy, data protection and security of patient medical records and all other personal information and data, including with respect to the collection or use, including the storage, sharing, transfer, disposition, protection and processing thereof (collectively, and together with all data and other information that is subject to any such Laws, “Personal Information”),

(ii)all privacy policies and other related policies, programs and other notices of the Company relating to the privacy, data protection and security of patient medical records and all other Personal Information, and

(iii)all contractual and other legal requirements to which the Company is subject. Except as set forth in Section 3.14(o) of the Company Disclosure Schedule, to the Knowledge of the Company, neither the Company, nor any service provider or any other Person that may collect, store, process, analyze or otherwise have access to any Personal Information or confidential information of the Company (a “Third Party

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Service Provider”), has been subject to any security breaches with respect to any Personal Information or any confidential information of the Company, nor has the Company or any Third party Service Provider notified in writing, or been required by any Data Protection Law to notify in writing, any person or entity of any Personal Information or information security-related incident of the Company. The Company has, and, to the Knowledge of the Company, each of its Third Party Service Providers has, taken reasonable actions and implemented policies and procedures which, in each case, are reasonably appropriate to protect and maintain the security of all Personal Information and confidential information of the Company, including from any unauthorized access or use. There have not been any written or, to the Knowledge of the Company, other complaints or notices, or any audits, proceedings, investigations or claims conducted or asserted, by any other Person (including any Governmental Entity) regarding any collection or use of Personal Information by or on behalf of any of the Company (including by any Third Party Service Provider). Neither the Company, nor any Third Party Service Provider, has received any written notices, correspondence or other communications from any Person alleging or threatening any of the foregoing, and no such claim is pending, and to the Knowledge of the Company, (x) there is no reasonable basis for the same, and (y) no such claim has been threatened.

3.15	Material Contracts.

(a)Except as set forth in Section 3.15 of the Company Disclosure Schedule (specifying the appropriate paragraph), the Company is not a party to:

(i)any Contract that restricts or purports to restrict the ability of the Company or any of its Affiliates (including, after the Closing Date, Parent, the Final Surviving Company or any of its Affiliates) to (A) conduct or compete with any line of business or operations or in any geographic area or during any period of time, (B) solicit or engage any customer, vendor or service provider, or (C) beneficially own any assets, properties or rights, anywhere at any time;

(ii)any employment, contractor or consulting Contract with any officer of the Company or any other employee, contractor or consultant that provides for annual, aggregate compensation in excess of $50,000 per year (in cash or otherwise), and any employment, contractor or consulting Contract with an employee, consultant or contractor that provides for any severance or termination pay (in cash or otherwise) or retention or change in control compensation or benefits to any employee, consultant or contractor;

(iii)any Contract with any professional employer organization or similar entity or Person pursuant to which such entity or Person performs or provides the Company with employment, employer and/or human resources-related services (or similar administrative services) in regard to employees and/or Contingent Workers of or working for the Company;

(iv)any confidentiality, noncompetition, nonsolicitation, invention assignment or other restrictive covenant agreement with any employee, officer, director or independent contractor;

(v)any settlement agreement or release agreement with any current or former employee or independent contractor;

(vi)	collective bargaining agreement or contract with any labor union;

(vii)any Contract, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions

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contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(viii)any Contract for Indebtedness and any Contract pursuant to which any assets or property are subject to a Lien;

(ix)any lease of personal property or other Contract affecting the ownership of, leasing of, or other interest in, any personal property;

(x)any surety or guarantee agreement or other similar undertaking with respect to contractual performance;

(xi)any Contract for the purchase of equipment, materials, products, supplies or services by the Company involving an amount or value in excess of $10,000 in a calendar year;

(xii)any Contract relating to capital expenditures and involving payments by the Company in excess of $25,000 individually or $75,000 in the aggregate;

(xiii)any Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of business;

(xiv)any Contract (including purchase orders) that involves performance of services or delivery of equipment, materials, products, supplies or services by the Company involving an amount or value in excess of $25,000 in a calendar year;

(xv)any dealer, distribution, joint marketing, joint venture, partnership, strategic alliance, Affiliate or development agreement or outsourcing arrangement;

(xvi)any Contract that contains a right of first refusal, first offer, first negotiation, take or pay, exclusivity, minimum purchase commitments, or “most favored nation” provision in favor of any Person;

(xvii)any Contract providing for the settlement of any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator;

(xviii)any original equipment manufacturer, manufacturing or other Contract for the production of the Company Products or the use of Company Intellectual Property or services of the Company;

(xix)any Contracts under which a third party licenses or provides any Intellectual Property to the Company (other than Intellectual Property licensed to the Company under licenses for Shrink-Wrap Code); or

(xx)	any other Contract that requires payments by the Company in excess of

$10,000 which is not cancelable by the Company without penalty within thirty (30) days.

(b)True and complete copies of each Contract disclosed in the Company Disclosure Schedule or required to be disclosed pursuant to this Section 3.15 as well as Sections 3.14(e), 3.14(f) and 3.14(g) of the Company Disclosure Schedule (each, a “Material Contract” and collectively, the “Material

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Contracts”) have been made available to Parent. True and complete copies of all nondisclosure and confidentiality Contracts to which the Company is a party have been made available to Parent.

(c)Each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, any other party thereto subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any Material Contract subject to any material breach, violation or default thereunder, nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or any such other party.

3.16	Interested Party Transactions.

(a)Except as set forth in Section 3.16 of the Company Disclosure Schedule, no (x) Company Stockholder, officer, manager, partner or director of the Company, (y) Affiliate or immediate family member of any such Person listed in (x), and (z) Person that any Person listed in (x) or (y) has or has had an equity or other ownership or financial interest (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any material property (including real and personal property) or material assets (including tangible and intangible assets) used or held for use in the business of the Company, (ii) any Person that furnished or sold, or furnishes or sells, services, products, or technology that the Company furnishes or sells, or proposes to furnish or sell, (iii) any interest in any Person that purchases from or sells or furnishes to the Company, any services, products or technology, or (iv) any interest in, or is a party to, any Contract with the Company or has any right to or interest in any of the Company’s assets.

(b)All transactions pursuant to which any Interested Party has purchased any material services, products, or technology from, or sold or furnished any services, products or technology to, the Company that were entered into have been on an arms’ length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

3.17Permits. The Company possesses all Permits required for the operation of its business, and is, and in the last four (4) years has been, in compliance in all material respects with the terms and conditions of all such Permits. All such Permits are listed on Section 3.17 of the Company Disclosure Schedule. All such Permits are valid and in full force and effect and such Permits constitute all Permits required to permit the Company to operate or conduct its respective businesses or hold any interest in its respective properties, rights or assets. The consummation of the Merger shall not cause the revocation, modification or cancellation of any such Permit, and no additional Permit is required in connection therewith or for the ability of the Company to maintain its business and operations immediately following such consummation.

3.18Litigation. There is, and in the last three (3) years there has been, no action, suit, claim, litigation, arbitration or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its respective properties or assets (tangible or intangible) or any of the Company’s employees, officers or directors (in their capacities as such). There is, and in the last three (3) years there has been, no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its respective properties or assets (tangible or intangible) or any of the Company’s employees, officers or directors (in their capacities as such) by or before any Governmental

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Entity. There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

3.19Minute Books. The minutes of the Company made available to Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the equity holders and the Board of Directors (or similar governing body) of the Company (and any committees thereof) since the time of incorporation or formation of the Company, as the case may be. At the Closing, the minute books of the Company will be in the possession of the Company.

3.20Environmental Matters. Except as set forth on Section 3.20 of the Company Disclosure Schedule:

(a)The Company is, and for the last three (3) years has been, in compliance in all material respects with all applicable Environmental Laws, and the Company holds and is, and for the last three (3) years has been, in compliance in all material respects with all permits, certificates, licenses, approvals, registrations and authorizations required under all Environmental Laws in connection with the Business (“Environmental Permits”). All Environmental Permits are in full force and effect.

(b)The Company may not be held responsible for, and has not transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any Hazardous Material at any location that is listed or proposed for listing on the National Priorities List (the “NPL”) promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”), or any equivalent list of sites for cleanup under any federal, state or local program.

(c)Neither the Company nor, to the Company’s Knowledge, any Person for whose conduct the Company may be held responsible, has Released any Hazardous Material on, in, from, under or at any property now or formerly owned, operated or leased by the Company, except as authorized by, and in compliance with, validly issued Environmental Permits. No Hazardous Material is present or has come to be located in the Environment at any property now or formerly owned, operated or leased by the Company in an amount, manner, condition or concentration that requires any reporting, notification, investigation, remediation, abatement or other response action pursuant to any Environmental Laws. No property now or formerly owned, operated or leased by the Company is listed or proposed for listing on the NPL, CERCLIS, or any equivalent list of sites for cleanup under any federal, state or local program.

(d)There are no active or abandoned underground storage tanks present at, on, or under the real property owned, operated or leased by the Company.

(e)The Company has not: (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written notice, demand, complaint or claim under any Environmental Law; or (iii) been subject to or threatened (orally or in writing) with any governmental or citizen enforcement action with respect to any Environmental Law.

(f)The Company has provided or made available to Parent all documents, records and information available to the Company concerning any environmental or health and safety matter relevant to the business of the Company or to any property now or formerly owned, operated or leased by the Company, including environmental audits, environmental risk assessments, site assessments,

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documentation regarding waste disposal, Environmental Permits, and reports or correspondence submitted to or issued by any Governmental Entity.

3.21Brokers’ and Finders’ Fees. The Company has not incurred, or will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Parent, the Company or the Final Surviving Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company.

3.22	Employee Benefit Plans.

(a)Section 3.22(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of every Company Employee Plan.

(b)Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification or require corrective action to the IRS or Employee Plans Compliance Resolution System to maintain such qualification.

(c)(i) Each Company Employee Plan is, and has been operated in material compliance with applicable Laws and regulations and is and has been administered in all material respects in accordance with applicable Laws and regulations and with its terms, including without limitation ERISA, the Code, and the Affordable Care Act. (ii) No claim, litigation or governmental or administrative proceeding, audit, investigation or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such claim, litigation, audit, investigation or proceeding. (iii) All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been timely made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law. (iv) The Company Employee Plans satisfy in all material respects the minimum coverage and discrimination requirements under the Code.

(d)Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any liability or obligation (including on account of any ERISA Affiliate) with respect to (whether contingent or otherwise) (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan,

(iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(e)Neither the Company nor any ERISA Affiliate provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits.

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(f)(i) Each Company Employee Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Plan has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Plan. (ii) Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Plan. (iii) Each asset held under each Company Employee Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability other than ordinary administration expenses. (iv) No Company Employee Plan provides health or disability benefits that are not fully insured through an insurance contract.

(g)	No Company Employee Plan is subject to the laws of any jurisdiction outside the

United States.

(h)Neither the execution and delivery of this Agreement, the Stockholder Consent, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) further restrict any rights of the Company to amend or terminate any Company Employee Plan.

3.23	Employment.

(a)The Company (and, if and to the extent applicable, any professional employer organization or similar Person engaged by the Company and any co-employer or joint-employer of the Company) are, and at all times during the past four (4) years have been, (i) in compliance, in all material respects, with all applicable foreign, federal, state and local laws, rules and regulations, collective bargaining agreements and arrangements, work counsels, judgments, consent decrees or arbitration awards of any court, arbitrator or any Governmental Entity, extension orders and binding customs, in each case respecting labor and employment matters, including laws, rules and regulations relating to employment practices, work authorization and immigration (including the Immigration Reform and Control Act of 1986 and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996 (IIRIRA)), terms and conditions of employment, fair employment practices, pay equity, discrimination, harassment, retaliation, whistleblowing, disability, fair labor standards, restrictive covenants, workers compensation, unemployment compensation, affirmative action, wrongful discharge, occupational safety and health, family and medical leave, employee leave, wages and hours, (including with respect to overtime, minimum wage, California wage and hour laws, and meal and rest breaks), the classification of Contingent Workers, and employee terminations, and in each case, with respect to any current or former employee, consultant, independent contractor, manager, partner or director of the Company or any ERISA Affiliate, (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries, bonuses, commissions, fees and any other compensation, remuneration and payments to any current or former employee, consultant, independent contractor, manager, partner or director of the Company or any ERISA Affiliate, (iii) is not liable for any arrears of wages, salaries, bonuses, commissions, fees, severance pay, any other compensation or remuneration or any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former employee, consultant, independent contractor, manager, partner or director of the Company or any ERISA Affiliate (other than routine payments to be made in the normal course of business and consistent with past practice). There are no, and at no time during the past four (4) years have there been any, actions, suits, litigations, governmental audits, governmental investigations, arbitrations, private dispute resolution procedure, investigation of alleged employee misconduct, claims or administrative matters or proceedings pending or, to the

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Company’s Knowledge, threatened against the Company relating to any employment or labor matter or any Company Employee Plan, including without limitation with respect to wage and hour matters, the classification of Contingent Workers, immigration and work authorization, discrimination, sexual harassment, other unlawful harassment, unfair labor practices, retaliation and restrictive covenant matters. There are no, and at no time during the past four (4) years have there been any, pending or, to the Company’s Knowledge, threatened claims or actions against Company or any Company trustee under any worker’s compensation policy or long-term disability policy. Section 3.23(a) of the Company Disclosure Schedule lists all Liabilities of the Company to any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate for any change of control payments, bonuses, severance, termination or retention obligations or similar amounts that would result from the termination by the Company or Parent of such Person’s employment or provision of services, a change of control of the Company, or a combination thereof. To the extent that the Company has engaged or engages the services of any Person as an independent contractor, consultant, temporary or leased worker, or other servant or agent who is or has been classified and treated as other than an “employee” and/or compensates or has compensated such Person other than through wages paid through payroll and reported on a form W-2 (each such Person, a “Contingent Worker”), the Company has properly classified and treated all such Persons in accordance with applicable laws, rules and regulations and for purposes of all employee benefit plans and perquisites. Neither the Company nor any ERISA Affiliate has, or has had at any time during the past four (4) years, direct or indirect material Liability with respect to any misclassification of any Person as an independent contractor (or other Contingent Worker) rather than as an “employee”, with respect to any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate leased from another employer, or with respect to any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate currently or formerly classified as exempt from overtime wages or minimum wage requirements. The Company currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws, and is and has been otherwise in compliance with such laws. The Company currently classified and has properly classified all Contingent Workers under all applicable Laws.

(b)None of the employment policies or practices of the Company (or which are otherwise applied to any of their current or former employees, consultants, independent contractors or directors) is currently being, or at any time during the past four (4) years has been, audited or investigated. The Company is not, nor within the last four (4) years has it been, subject to an order, decree, injunction, fine, penalty or judgment by any Governmental Entity or private settlement contract in respect of any labor or employment matters.

(c)The Company is not, nor at any time during the past four (4) years has it been, a party to any collective bargaining agreements, works council agreement or similar agreement; and there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Company, and the Company has not any duty to bargain with any such union or organization with respect to wages, hours or other terms and conditions of employment of any of their employees or Contingent Workers. There currently are not and during the last four (4) years there have not been any (i) strikes, slowdowns, work stoppages, lockouts, or threats thereof, (ii) labor organizing campaigns with respect to any employees or Contingent Workers of the Company, or (iii) unfair labor practice charges, grievances or complaints pending or, threats thereof by or with respect to any employees or Contingent Workers of the Company.

(d)In the four (4) years prior to the date hereof, the Company has not effectuated (i) a “plant closing” or “business closing” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar applicable law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, (ii) a “mass layoff” or collective

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dismissal (as defined in WARN, or any similar applicable law) affecting any site of employment or facility of any of the Company or (iii) any other event that would have required advance notice under WARN or any similar applicable law. During the ninety (90) day period preceding the date hereof, no more than five

(5) employees or Contingent Workers have suffered an “employment loss” as defined in the WARN Act with respect to the Company.

(e)Section 3.23(e) of the Company Disclosure Schedule contains a complete and accurate list of all Company employees as of the date of this Agreement. Section 3.23(e) of the Company Disclosure Schedule also contains a complete and accurate list of all Contingent Workers, showing for each Contingent Worker such individual’s role in the business, fee or compensation arrangements and other contractual terms with the Company.

(f)Except as set forth on Section 3.23(f) of the Company Disclosure Schedule, all employees of the Company are employed on an at-will basis and no employee is subject to any employment contract with the Company, whether oral or written.

(g)The Company is and has been in compliance with all laws regarding work authorization and immigration, including the Immigration Reform and Control Act of 1986, the Immigration Act of 1990 and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996 (IIRIRA).

(h)Section 3.23(h) of the Company Disclosure Schedule identifies each employee of the Company who is subject to a non-competition, non-solicitation, confidentiality and/or invention assignment agreement with the Company.

(i)The Company is not a government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment.

(j)In the last five (5) years, no allegations of sexual harassment have been made to the Company against any employee or independent contractor of the Company and the Company has not otherwise become aware of any such allegations. To the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving the Company or any Company employee, director or independent contractor.

(k)Except as set forth on Section 3.23(k) of the Company Disclosure Schedule, the consummation of the transactions contemplated in this Agreement will not (i) entitle any employee of the Company to severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) entitle any such employee to terminate, shorten or otherwise change the terms of his or her employment.

(l)During the three (3) year period preceding the date hereof, the Company has paid and continues to pay each of its employees in a manner that complies with the requirements of the Equal Pay Act and/or any other federal, state, or local laws or regulations pertaining to the equal pay of employees.

(m)The Company is and at all relevant times has been in material compliance with (i) COVID-19 related Laws, standards, regulations, orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other state, local and/or other governmental body; (ii) the Families First Coronavirus Response Act

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(including with respect to eligibility for tax credits under such Act) and (iii) any other applicable COVID- 19 related leave Law, whether state, local or otherwise.

3.24Insurance. Section 3.24 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There are and have been no claims since the Company’s inception for which an insurance carrier has denied or threatened to deny coverage. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).

3.25Warranties and Products. There are no, and in the last three (3) years there have been no, claims or threatened claims (orally or in writing) against the Company relating to any product liability, warranty or other similar claims against the Company alleging that any Company Product (or any component or other part thereof) is defective or fails to meet any product warranties.

3.26Regulatory. The Company has been and is in compliance in all material respects with applicable Health Care Laws. The Company has filed with the applicable Governmental Entities (including the FDA or any other Governmental Entity performing functions similar to those performed by the FDA) all required applications, filings, representations, declarations, listings, registrations, reports or submissions. To the Company’s Knowledge, all such applications, filings, representations, declarations, listings, registrations, reports or submissions were in compliance in all material respects with applicable Health Care Laws when filed, and no material deficiency has been asserted by any applicable Governmental Entity with respect to any such applications, filings, representations, declarations, listings, registrations, reports or submissions. The business of the Company has been and is in compliance in all material respects with all applicable Health Care Laws. The Company has not received any material written, or to the Company’s Knowledge, oral, notice or other material correspondence from any Governmental Entity, including the FDA or any other Governmental Entity, with respect to any Company Product, which suspends or terminates or threatens to suspend or terminate any nonclinical or clinical testing of any Company Product or threatens planned timelines or pathways for Company Product approval. There is no pending or, to the Company’s Knowledge, threatened action, suit, claim, order, injunction, investigation or proceeding of any nature pending or threatened, or enforcement of any sort arising under any Health Care Law by the FDA or any other Governmental Entity regarding the Company. All Company Products are being and have been researched, developed, manufactured, distributed, used, processed, packaged, labeled, stored and tested, as applicable, in compliance in all material respects with applicable Health Care Law. To the Company’s Knowledge, the Company has not made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Entity responsible for enforcement or oversight with respect to Health Care Laws, or failed to disclose a material fact required to be disclosed to the FDA or other such Governmental Entity. All applications, notifications, submissions, information, claims, reports and statistics and other data that have been utilized as the basis for or submitted in connection with any regulatory approvals or Permits from the FDA or any other Governmental Entity relating to the Company Products were true, accurate and complete in all material respects as of the date of preparation and submission, as applicable, and any necessary or required update, change, correction or modification to such applications, notifications, submissions, information, claims, reports, statistics and other data have been submitted to the FDA or other Governmental Entity. The Company has maintained its material regulatory communications, filings and submissions regarding the Company Products in all material respects in a manner reasonably in accordance with industry standards. There are no, and in the last six (6) years there have been no, claims made in writing or, to the Company’s Knowledge, orally against the Company relating to the research, development, manufacture, distribution, use, processing, packaging, labeling, storage or testing of any Company Products, alleging corruption, fraud, falsification, or material non-compliance with

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protocols, standard operating procedures, specifications, or legal or regulatory requirements. None of the Company nor any Person(s) engaged by the Company to provide services related to the Company Products, has been convicted of any crime or is or has been debarred, excluded or disqualified under applicable Health Care Laws, including 21 U.S.C. Section 335a, or, to the Company’s Knowledge, has engaged in any conduct that has resulted, or would reasonably be expected to result, in such criminal conviction or debarment, exclusion or disqualification.

3.27	Compliance with Laws. The Company is conducting, and has conducted in the last four

(4)years, its business in compliance in all material respects with all foreign, federal, state or local laws, statutes, rules, regulations, executive orders, decrees, injunctions, orders or other legal restraints (whether temporary, preliminary or permanent) applicable to the Company. The Company is not, nor has it been,

(a)in violation of any such foreign, federal, state or local laws, statutes, rules, regulations, executive orders, decrees, injunctions, orders or other legal restraints (whether temporary, preliminary or permanent) applicable to the Company in any material respect or (b) received written notice of violation of any such foreign, federal, state or local laws, statutes, rules, regulations, executive orders, decrees, injunctions, orders or other legal restraints (whether temporary, preliminary or permanent) applicable to the Company that remains uncured.

3.28Export Controls and Governmental Sanctions. The Company has at all times been in compliance with all applicable trade laws, including import and export control laws, trade embargoes, and anti-boycott laws, and, except as specifically authorized by a Permit, license exception, or other permit or applicable authorization of a Governmental Entity, or except as set forth as an exception on Section 3.28 of the Company Disclosure Schedule, have not: (a) exported, reexported, transferred, or brokered the sale of any goods, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31

C.F.R. Part 500 et seq.); (b) exported, reexported, or transferred any goods, services, technology, or technical data to, on behalf of, or for the benefit of any person or entity (i) designated as a Specially Designated National or appearing on OFAC’s Consolidated Sanctions List, or (ii) on the Denied Persons, Entity, or Unverified Lists of the Bureau of Industry and Security, or (iii) on the Debarred List of the Directorate of Defense Trade Controls (if applicable); (c) exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities, or that have been or will be used, transshipped or diverted contrary to applicable U.S. trade controls; (d) exported, reexported, transferred, or imported any goods, services, technology, or technical data to or from Cuba, Crimea, Iran, Libya, North Korea, Syria, or Sudan during a time at which such country/region and/or its government was subject to U.S. trade embargoes under OFAC regulations, the EAR, or any other applicable statute or Executive Order; (e) manufactured any defense article as defined in the ITAR, including within the United States and without regard to whether such defense article was subsequently exported, without being registered and in good standing with the Directorate of Defense Trade Controls, U.S. Department of State; (f) imported any goods except in material compliance with the import and customs laws of the United States, including but not limited to Title 19 of the United States Code, Title 19 of the Code of Federal Regulations, and all other regulations administered or enforced by the Bureau of Customs and Border Protection; or (g) violated the antiboycott prohibitions, or failed to comply with the reporting requirements, of the EAR (15 C.F.R. § 760) and the Tax Reform Act of 1976 (26 U.S.C. § 999).

3.29State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL will not apply to the Merger and the other transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-

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takeover provision in the Charter Documents is, or at the Effective Time will be, applicable to the Company, the shares of Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

3.30Foreign Corrupt Practices and Anti-Bribery. Neither the Company, nor its directors, officers or employees nor, to the Knowledge of the Company, any third party representative of the Company with respect to any matter relating to the Company, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any other Person, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), 15 U.S.C. §§ 78dd 1 et seq. or its equivalent in any jurisdiction where the Company conducts business, if the Company was subject thereto,

(d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature. The Company has in place adequate controls and systems to ensure compliance with applicable laws pertaining to anticorruption, including the FCPA, in each of the jurisdictions in which the Company currently does business or has done business in the last four (4) years, either directly or indirectly. To the Knowledge of the Company, no event, fact or circumstance has occurred in the four (4) years prior to the date hereof or exists that is reasonably likely to result in a finding of noncompliance with any applicable law relating to anticorruption. Neither the Company nor any of its directors, officers or employees nor, to the Knowledge of the Company, any third party representative of the Company with respect to any matter relating to the Company, has taken or failed to take any action which would cause the Company to be in violation of the FCPA, or any rules or regulations thereunder if such law, rules and regulations were applicable thereto. Neither the Company nor its directors, officers or employees nor, to the Knowledge of the Company, any third party representative of the Company with respect to any matter relating to the Company, has offered, paid, promised to pay, or authorized, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity, or to obtain an improper advantage in order to assist the Company, or any third-party in obtaining or retaining business for or with, or directing business to, the Company. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, manager, director or employee of any Governmental Entity.

3.31Bank Accounts. Section 3.33 of the Company Disclosure Schedule lists the names, account numbers, authorized signatories and locations of all banks and other financial institutions at which the Company has an account or safe deposit box and the name of each Person authorized to draft on or have access to any such account or safe deposit box.

3.32Disclosure. The Company has made available to Parent true and complete copies of all documents listed in the Disclosure Schedule (including any attachment thereto, such that the contents of such copies comprise the entire agreement between the parties thereto).

3.33No Other Representation and Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, or any representation or warranty arising from statute or otherwise at law with respect to the Company.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Parent hereby represents and warrants to the Company as of the date hereof and as of the Closing, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers or disclosed in any other section or subsection of the disclosure schedule, provided, that it is reasonably apparent upon reading the disclosure in such other section or subsection without independent knowledge on the part of the reader regarding the matter disclosed that such disclosure is responsive to the appropriate section or subsection of this Article IV) supplied by Parent to the Company (the “Parent Disclosure Schedule”) concurrently with the execution of this Agreement:

4.1Organization. Each of Parent, First Merger Sub and Second Merger Sub is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of incorporation or formation and has the requisite corporate or company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

4.2Authority and Enforceability. Each of Parent, First Merger Sub and Second Merger Sub has all requisite corporate or company power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent, First Merger Sub and Second Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or company action on the part of each of Parent, First Merger Sub and Second Merger Sub. This Agreement and any Related Agreements to which each of Parent, First Merger Sub and Second Merger Subs is a party have been duly executed and delivered by Parent and the Merger Subs and, assuming the due authorization, execution and delivery by the other parties hereto and thereto constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent, First Merger Sub and Second Merger Sub in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3No Conflict. The execution and delivery by Parent and the Merger Subs of this Agreement and any Related Agreement to which Parent or any of the Merger Subs is a party, and the consummation of the Merger or any other transactions contemplated hereby and thereby, will not result in a Conflict under

(a) any provision of any organizational documents of Parent or the Merger Subs, (b) any Contract to which Parent or any of the Merger Subs is a party or by which any of Parent’s or any of the Merger Subs’ respective properties or assets may be bound, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of the Merger Subs or any of their respective properties or assets (whether tangible or intangible), except, in the case of clauses (b) and (c), where such Conflict, individually or in the aggregate, would not have and would not reasonably be expected to have a Material Adverse Effect on Parent or any of its Affiliates and would not be material to Parent’s or the Merger Subs’ ability to consummate the Merger or to perform its respective obligations under this Agreement.

4.4Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, Parent or any Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreement to which Parent or any Merger Sub is a party or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for (a) the filing of a Certificate of Merger and a Second Certificate of Merger as provided in Section 2.2, (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and (c) such filings and notifications as may be required under the HSR Act or any other Antitrust Laws,

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to be made by Parent, or by its “ultimate parent entity” as that term is defined in the HSR Act, and the expiration or early termination of any applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws.

4.5Capitalization. As of the date hereof, the authorized capital stock of Parent is 300,000,000 shares of Parent Common Stock and 52,117,164 shares of Parent Common Stock outstanding. All of the shares of capital stock of Parent that have been issued were duly authorized, validly issued, fully paid and non-assessable.

4.6Valid Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non- assessable.

4.7Parent’s SEC Documents. Since June 17, 2020, Parent has filed with the SEC all reports required to be filed by it under the Exchange Act. Such reports, including any financial statements or schedules included therein, (i) as of their respective dates or, if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) when filed, complied in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

4.8Independent Investigation. Each of Parent, First Merger Sub and Second Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Company for such purpose. Each of Parent, First Merger Sub and Second Merger Sub acknowledges and agrees that (a) in making its decision to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, Parent and Merger Subs have relied solely upon their own investigation and the express representations and warranties of the Company set forth in Article III of this Agreement, and (b) neither the Company nor any other Person has made any representation or warranty as to the Company or this Agreement, except as expressly set forth in Article III of this Agreement.

4.9No Other Representation and Warranties. Except for the representations and warranties contained in the Article IV, none of Parent or any Subsidiary or any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent, or any representation or warranty arising from statute or otherwise at law with respect to Parent or its Subsidiaries.

ARTICLE V

CONDUCT PRIOR TO THE CLOSING

5.1	Conduct of Business of the Company.

(a)During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the provisions of Section 10.01 hereof and the Closing (the “Pre-Closing Period”), the Company agrees to operate the business of the Company and to conduct its business in the ordinary course of business consistent with past practices, except (i) as specifically disclosed in Section 5.1 of the Company Disclosure Schedule, (ii) with the prior written consent of Parent

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(which shall not be unreasonably withheld, conditioned or delayed) or (iii) as expressly provided for herein. Without limiting the generality of the foregoing, the Company agrees to pay Funded Indebtedness (as defined in Section 6.16) and Taxes of the Company when due, to, to use commercially reasonable efforts to pay or perform other obligations when due, and, to the extent consistent therewith, to use commercially reasonable efforts to preserve intact the present business organizations of the Company, to preserve the Company’s assets and properties and to preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company.

(b)During the Pre-Closing Period, except (i) as disclosed in Section 5.1 of the Company Disclosure Schedule, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) or (iii) as expressly provided for herein, the Company shall not:

(i)	amend the Charter Documents;

(ii)issue, sell or grant any capital stock or other equity or equity-related interest (other than exercises of Company Options that are outstanding as of the date hereof pursuant to their terms);

(iii)issue, sell or grant, or authorize or propose the issuance, sale or grant of any options, warrants, call rights, convertible securities, commitments or agreements of any character, written or oral, to issue, deliver, sell, or cause to be issued, delivered or sold, any capital stock or other equity interest or right to acquire any capital stock or other equity or equity-related interest;

(iv)declare, set aside or pay any dividend or any other distribution payable in cash, stock or property or redeem, purchase or otherwise acquire directly or indirectly any shares of Company Common Stock or other securities or split, combine or reclassify any shares of Company Common Stock or other securities;

(v)make any expenditure in excess of $25,000, or enter into any Contract or transaction with obligations exceeding $25,000 in any calendar year or $75,000 in the aggregate;

(vi)enter into any new, or amend, terminate or renew, or waive any right under, any Material Contract (or any Contract which would have been a Material Contract had such Contract been entered into prior to the date hereof);

(vii)except as required by applicable Law, make any regulatory filing with the FDA or any other similar Governmental Entity;

(viii)terminate, fail to renew, abandon, cancel, let lapse, fail to continue to prosecute or defend, sell, transfer, exclusively license, as may be applicable, or otherwise dispose of any material Company Intellectual Property;

(ix)enter into any new, or amend, terminate or renew, or waive any right under any existing employment, severance, compensation, consulting or salary continuation agreements, Company Employee Plan or any other plan, agreement or arrangement that would be a Company Employee Plan if in effect as of the date hereof, with or for the benefit of any employee, or hire or offer to hire any employee;

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(x)enter into or negotiate to enter into any collective bargaining, works council or other labor agreement or arrangement, or grant any increases in the compensation, perquisites or benefits (whether through the payment of, or agreement to pay, bonus amounts or otherwise) to any employee, independent contractor, consultant, director or partner;

(xi)implement or announce any employee layoffs, including any employee layoffs that would require any notice under the WARN Act;

(xii)acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any Person or otherwise acquire or agree to acquire any material assets other than in the ordinary course of business;

(xiii)	waive or release any material right or claim;

(xiv)incur or guarantee any Indebtedness or issue or sell any debt securities or guarantee any Indebtedness or other obligations of others, or create or permit any Lien (other than for Liens for Taxes not yet due and payable or that are being contested by the Company) over any of its assets;

(xv)revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(xvi)grant any loans to others or purchase any debt securities of others or amend the terms of any outstanding loan or debt agreement;

(xvii)initiate or settle any litigation, or pay, discharge or satisfy, in an amount in excess of $25,000 in any one case, or $75,000 in the aggregate, any Liability (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Current Balance Sheet or other Liabilities incurred in the ordinary course of business;

(xviii)make or change any material Tax election, adopt or change any material Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, make or request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement, enter into any transactions giving rise to deferred gain or loss, or file any Tax Return (including any amended Tax Return) unless such Tax Return has been provided to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing (such consent not to be unreasonably withheld, conditioned or delayed);

(xix)adopt or change accounting policies or procedures, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, revenue recognition policies, billing and invoicing policies, or payment or collection policies or practices;

(xx)change or alter its cash management procedures or management of working capital, including by accelerating collection of receivables or delaying payment of payables; or

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(xxi)	enter into any Contract or otherwise commit to do any of the foregoing.

(c)During the Pre-Closing Period, except with prior written notice to Parent, the Company shall not conduct any clinical development activities.

(d)Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time.

5.2	No Solicitation.

(a)During the Pre-Closing Period, the Company shall not, and shall not authorize or permit any of its officers, directors, independent contractors, consultants, advisors, employees, stockholders, agents, representatives or Affiliates (each, a “Company Representative”) to, directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (i) solicit, initiate, encourage or facilitate any inquiry, proposal, request or offer, directly or indirectly, relating to an Alternative Transaction (each, a “Proposal”), (ii) participate in any discussions or negotiations relating to, assist or cooperate with any Person to make, or furnish any Person with information in connection with, or take any other action to facilitate, any Proposal or Alternative Transaction, or (iii) disclose any information to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to the Company’s properties, technologies, books or records, other than in the ordinary course of business in connection with ongoing commercial transactions, or (iv) propose, authorize or enter into any agreement or understanding (whether binding or nonbinding, written or oral) relating to, or engage in or consummate, any Alternative Transaction or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder. If the Company or any Company Representative receives or has received, during the Pre-Closing Period, any Proposal, or any request for disclosure or access as referenced in clause (iii) above, the Company shall, or shall cause such Company Representative to, immediately (x) suspend any discussions with regard to such Proposal and (y) notify Parent in writing thereof, including information as to the identity of the Person making any such inquiry, offer or proposal and the material terms and conditions of such inquiry, offer or proposal.

(b)The parties hereto agree that irreparable damage would occur if the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Company Representative shall be deemed to be a breach of this Agreement by the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1Access to Information. Subject to restrictions imposed by applicable law, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the Pre-Closing Period, upon reasonable advance notice to the Company, to (a) all of the properties, books, Contracts, commitments and records of the Company, including all Company Intellectual Property, (b) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request, and (c) all employees of the Company as identified by Parent;

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provided, however, that in exercising its access rights under this Section 6.1, Parent shall use commercially reasonable efforts in order that such access would not interfere unreasonably with the conduct of the business of the Company. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns, supporting documentation and, for the avoidance of doubt, such monthly, quarterly and annual financial statements and data relating to the business of the Company as are prepared for distribution to the management of the Company or any Company Stockholders), promptly upon request. During the Pre-Closing Period, without the prior written consent of the Company, Parent shall not make inquiries of Persons having business relationships with the Company (including suppliers, licensors, distributors and customers. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Parent if such disclosure would, in the Company’s sole discretion: (i) jeopardize any attorney-client or other privilege; or

(ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or be deemed to amend or supplement the Company Disclosure Schedule, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof, limit or otherwise affect any rights or remedies available to Parent or any other Indemnified Party, prevent or cure any misrepresentation, breach of warranty or breach of covenant or otherwise prejudice in any way the rights and remedies of Parent or any other Indemnified Party.

6.2Confidentiality. Each of the parties hereto hereby agrees that the disclosure of information obtained hereunder or pursuant to the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby shall be governed by the terms of the Nondisclosure Agreement dated as of February 15, 2021, between the Company and Parent (the “NDA”); provided, that the NDA shall terminate and be of no further force and effect effective as of the Closing; provided, further, that notwithstanding anything to the contrary set forth herein or therein, Parent shall not be restricted from making disclosures required by applicable securities laws or under applicable stock exchange rules if Parent makes available to the Company any such disclosure (solely to the extent it would have otherwise been restricted by the NDA) and considers in good faith the inclusion of any reasonable and timely comments provided to Parent by the Company.

6.3Public Disclosure. Except as expressly provided for herein, the Company shall not (nor shall the Company authorize any Company Stockholder or Company Representative to), directly or indirectly, issue or make any statement or communication to any third party (other than its legal, accounting and financial advisors that are bound by confidentiality restrictions and Company Stockholders) regarding the existence or subject matter of this Agreement or the transactions contemplated hereby (including any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination hereof and the reasons therefor) without the consent of Parent or as expressly provided for herein. The Parties shall mutually agree on a press release to be issued promptly after the execution of this Agreement.

6.4	Commercially Reasonable Efforts.

(a)Subject to the terms and conditions provided in this Agreement and except with regard to the Antitrust Laws and subject to Sections Error! Reference source not found. and 6.4(b), each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Merger to be satisfied, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions

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or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(b)	Notwithstanding anything in this Agreement or any Related Agreement to the contrary:

(i)Parent shall not be required to agree (and the Company shall not agree without the prior consent of Parent) to (A) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its businesses, assets or properties, its Subsidiaries or Affiliates, (B) the imposition of any limitation on the ability of Parent, the Final Surviving Company, or any of Parent’s Subsidiaries or Affiliates to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Final Surviving Company, or (C) the imposition of any impediment on Parent, the Final Surviving Company or any of Parent’s Subsidiaries or Affiliates under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (clauses (A), (B) and (C), collectively, “Remedies”).

(ii)Notwithstanding anything herein to the contrary, nothing herein shall require Parent or permit or require the Company to (A) litigate with any Governmental Entity or other Person in connection with this Agreement or the transactions contemplated hereby, or (B) pay any consideration, relinquish any right or agree to any modifications of existing Contracts or entry into new Contracts (other than the payment of customary filing and application fees) in connection with obtaining any waivers, consents, approvals from Governmental Entities or other Persons in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

(iii)Parent shall, on behalf of the parties, control and lead all communications and strategy relating to the Antitrust Laws and litigation matters (provided, that Parent acts in good faith and the Company is not constrained from complying with applicable law).

6.5Notification of Certain Matters. During the Pre-Closing Period, the Company or Parent, as the case may be, shall give prompt notice to the other party of: (a) the occurrence of any event that is reasonably likely to cause any representation or warranty of the Company or Parent, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Closing such that the conditions to closing set forth in Section 7.2(a)(i) or Section 7.3(a)(i), as the case may be, cannot be satisfied, or (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions to closing set forth in Section 7.2(a)(ii) or Section 7.3(a)(ii), as the case may be, cannot be satisfied; provided, that the delivery of any notice or the making of any disclosure pursuant to this Section 6.5 shall not (i) limit or otherwise affect any rights or remedies available to the party receiving such notice or (ii) be deemed to modify any representation or warranty contained herein or to amend or supplement the Company Disclosure Schedule or Parent Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

6.6FIRPTA Compliance. Prior to the Closing, the Company shall deliver to Parent a properly executed statement and executed notice to the IRS (with written authorization for Parent to deliver such notice to the IRS) (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent under Treasury Regulation Section 1.1445-2(c)(3) and 1.897-2(h)(2), as applicable.

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6.7Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. The parties agree to file all Tax Returns on a basis consistent with this intent unless otherwise required by applicable Law.

6.8280G Stockholder Approval. Prior to or promptly following the execution of this Agreement, the Company shall submit to the holders of Company Capital Stock for approval (in a manner reasonably satisfactory to Parent), by such number of holders of Company Capital Stock as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Parent notification and evidence reasonably satisfactory to Parent that (a) a vote of the holders of Company Capital Stock was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”), or (b) to the extent that the 280G Stockholder Approval was not obtained and as a consequence, that such payments or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments or benefits, which were executed by the affected individuals prior to the vote of the holders of Company Capital Stock pursuant to this Section 6.8.

6.9	Termination of Arrangements and Agreements; Transfer of Assets.

(a)Except for this Agreement, the Related Agreements and those agreements set forth on Schedule 6.9(a), unless otherwise instructed in writing by Parent prior to the Closing, the Company shall terminate all Contracts between the Company, on the one hand, and one or more Interested Parties, on the other hand, prior to Closing, in each case without any remaining Liability of any kind on the part of the Company, Merger Subs or Parent as a result of or in connection with such termination or such Contract. Each such termination agreement shall be in form and substance reasonably acceptable to Parent.

(b)The Company shall amend all Contracts listed on Schedule 6.9(a) prior to the Closing as provided for on Schedule 6.9(a). Each such amendment shall be in form and substance reasonably acceptable to Parent.

(c)	[Intentionally Omitted.]

(d)Parent and its Affiliates shall not have any Liability to the Company, any of its Subsidiaries, any Company Securityholder or any other Person for any Liabilities resulting from the Company seeking to obtain such terminations, amendments, transfers and assignments.

(e)Any Liabilities of any kind on the part of the Company or any of its Subsidiaries that arise in connection with the performance by the Company of this Section 6.9 shall be included as Transaction Expenses (whether matured or unmatured and whether or not yet due and payable).

6.10Company Options. Prior to the Closing, the Company shall take any and all actions necessary to (a) facilitate the exercise or cancellation of all Company Options and (b) authorize and

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implement the cancellation of each of the Stock Plans (including, to the extent necessary, obtaining written consents or waivers from the holders of Company Options). Any Liabilities of any kind on the part of the Company that arise in connection with the performance by the Company of this Section 6.10 shall be included as Transaction Expenses (whether matured or unmatured and whether or not yet due and payable).

6.11Consents. During the Pre-Closing Period, the Company shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract listed in Section 3.6 of the Company Disclosure Schedule as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect (including to obtain waivers of any termination rights that are triggered as a result of entering into this Agreement or the Closing), so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Closing (the “Required Consents”). Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. Any Liabilities of any kind on the part of the Company that arise in connection with the performance by the Company of this Section 6.11 shall be included as Transaction Expenses (whether matured or unmatured and whether or not yet due and payable).

6.12Notices. The Company shall send each of the notices set forth in Schedule 6.12 hereto in form and substance reasonably acceptable to Parent (the “Notices”) promptly following the date hereof. Any Liabilities of any kind on the part of the Company that arise in connection with the performance by the Company of this Section 6.12 shall be included as Transaction Expenses (whether matured or unmatured and whether or not yet due and payable).

6.13Resignation of Officers and Directors. The Company shall cause each officer and director (or similar positions) of the Company, respectively, to execute a resignation and release letter in the form attached hereto as Exhibit H (the “Director and Officer Resignation and Release Letter”), effective as of the Effective Time (unless otherwise instructed by Parent prior to the Closing).

6.14Termination of Employees and Consultants. Prior to the Effective Time, the Company, unless instructed otherwise by Parent in writing, shall deliver a notice of termination of (a) the employment relationship to each of the Company’s employees and (b) the consulting relationship to each of the Company’s consultants ((a) and (b) collectively along with any terminated officers and directors, the “Terminated Service Workers”). The Company, and not the Parent or any of its Affiliates, shall be solely responsible for all Liability related to and amounts payable by the Company to any Terminated Service Worker as a result of the termination of the relationship between the Company and such Terminated Service Worker as provided in this Section 6.14.

6.15	Intentionally Omitted.

6.16Repayment of Company Indebtedness. Prior to or concurrent with the Closing, the Company shall repay and extinguish all Indebtedness of the types included in clauses (a), (c), (d), (e) and

(f) (and clause (h) to the extent relating to the foregoing) of the definition of Indebtedness (the “Funded Indebtedness”), in each case without any further Liability to the Company, the Final Surviving Company, Parent and its Affiliates, and, in the case of Indebtedness to be repaid and extinguished at the Closing, shall deliver, at least three (3) Business Days prior to the Closing Date, payoff letters or final invoices, as applicable, from each lender, creditor, noteholder or other counterparty to which such Funded Indebtedness is owing (whether or not then due and payable), in each case (a) that sets forth the amount to be paid on or prior to the Closing Date, together with wire transfer instructions, (b) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the Company (and, in the case of hedging, swap or similar agreements, the complete unwind and settlement of such arrangements) in respect of such item and of all current and future Liens relating to

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such item and (c) contemplating the delivery of UCC-3 termination statements, mortgage releases and other Lien releases that when filed or recorded, as the case may be, will be sufficient to release any and all Liens relating to such item. The Company shall arrange for delivery of all such UCC-3 termination statements, mortgage releases and other Lien releases, if any, at the Closing.

6.17Equity Holding Information. The Company shall deliver to Parent, not less than three (3) Business Days prior to the Closing Date, a spreadsheet in a form reasonably acceptable to Parent, which shall include the information set forth below and shall be certified as complete, true and correct as of the Closing Date by the Chief Executive Officer of the Company (the “Spreadsheet”). With respect to each holder of Company Common Stock, (i) such Person’s name, domicile address (and if different, last known mailing address) and, if available to the Company, email address, (ii) the number of shares of Company Common Stock held by such Person, (iii) the respective certificate number(s) representing such shares, if applicable, (iv) the respective date(s) of acquisition of such shares, (v) the portion of the Per Share Base Consideration to be paid to such Person in respect of such holder’s shares at the Closing, (vi) the maximum Per Share Base Consideration that may become payable hereunder to such Person in respect of such shares,

(vii) such Person’s Pro Rata Share expressed as a percentage and the portion of the Escrow Stock Amount and the WC Escrow Stock Amount represented by such holder’s shares of Company Common Stock expressed as a number of shares of Parent Common Stock, (viii) any amount required to be withheld from any payment to be made hereunder (including the employer withholding taxes) and the net cash amount to be paid to such Person as a result of any such withholding amount, (viii) the identification of any shares that were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares and whether such election under Section 83(b) of the Code was timely made and (ix) such other relevant information that Parent, the Escrow Agent or the Exchange Agent may reasonably require.

6.18Joinder Agreement. The Company shall use reasonable best efforts to cause all Company Stockholders to execute the Joinder Agreements and the Certification Forms on or prior to the Closing Date.

6.19	Indemnification of Officers and Directors.

(a)The indemnification provisions applicable to directors, officers and employees of the Company as set forth in the Charter Documents as of the date hereof are incorporated herein by reference as if set forth herein in full. Parent agrees that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director and officer of the Company (the “Company Indemnified Parties”) provided for in the Charter Documents or in any Material Contract shall survive the Closing Date and shall continue in full force and effect in accordance with its respective terms for the full duration of the statute of limitations or six (6) years, whichever is shorter (or during the continuation of any claim which was asserted during such time period). Nothing set forth herein shall require the maintenance or continuation of any provision of the organizational documents of the Company by Parent, its Affiliates (including the Final Surviving Company) or any of its successors, and it is intended that this Section 6.19(a) is a full and complete alternative in lieu thereof.

(b)The obligations under this Section 6.19 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party to whom this Section 6.19 applies without the consent of such Company Indemnified Party (it being expressly agreed that the Company Indemnified Parties to whom this Section 6.19 applies shall be third party beneficiaries of this Section 6.19 and shall be entitled to enforce the covenants contained herein).

6.20State Takeover Statutes. In the event that any “fair price,” “moratorium,” “control share acquisition,” or other anti-takeover statute or regulation or any anti-takeover provision of the Charter Documents is or becomes prior to the Effective Time, or at the Effective Time will be, applicable to the Company, shares of Company Common Stock, the Merger or the other transactions contemplated by this

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Agreement, the Company, at the direction of the Board of Directors of the Company, shall use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

6.21	Intentionally Omitted.

6.22	Intentionally Omitted.

6.23	Registration Statement for Parent Common Stock.

(a)Parent shall exercise commercially reasonable efforts to (i) file a Registration Statement on Form S-3 within fifteen (15) days after Parent becoming eligible to register for resale any Issued Shares on Form S-3 or (ii) if the Parent is not, as of July 1, 2021, eligible to register for resale any Issued Shares on Form S-3, within fifteen (15) days of such date, Parent shall file such registration on another appropriate form in accordance with the Act (each such registration, a “Registration Statement”), to provide for the resale of any Issued Shares. Parent shall use its commercially reasonable efforts to cause any such Registration Statement to become effective by the SEC as soon as practicable following the filing thereof and no later than ninety (90) days following the filing of such initial Registration Statement.

(b)Any Company Stockholder registering its, his or her Issued Shares on any Registration Statement shall furnish all information reasonably requested by Parent for inclusion in the Registration Statement and any related prospectus. Parent shall use commercially reasonable efforts to keep the Registration Statement effective pursuant to Rule 415 promulgated under the Securities Act, and available for sales of all of the Issued Shares at all times until the earlier of (i) the date as of which such Company Stockholder may sell all of the applicable Issued Shares without restriction pursuant to the last sentence of Rule 144(b)(1)(i) promulgated under the Securities Act (or successor thereto) or (ii) the date on which such Company Stockholder shall have sold all the applicable Issued Shares (the “Registration Period”). The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Parent shall not be liable with respect to any information furnished to Parent by or on behalf of such Company Stockholder or its, his or her representatives in writing specifically for use in the preparation of such Registration Statement (including any amendments or supplements thereto and prospectuses contained therein).

(c)If (a) the Company fails to file with the Commission the Registration Statement on or before July 16, 2021 (the “Registration Filing Date”), (b) the Registration Statement is not declared effective by the Commission on or before the date that is 90 days following the Registration Filing Date (the “Registration Effectiveness Date”), (c) after the effectiveness of the Registration Statement, the Registration Statement ceases for any reason to remain continuously effective or the Company Stockholders are otherwise not permitted to utilize the prospectus therein to resell the Registrable Securities (as defined below) for a period of more than thirty (30) consecutive trading days on the Approved Market, except for Blackout Periods (as defined below) permitted herein, or (d) following the listing or inclusion for quotation on any of OTCQB, OTCQX, the Nasdaq Stock Market, the New York Stock Exchange or the NYSE American (each, an “Approved Market”), the Registrable Securities, if issued and outstanding, are not listed or included for quotation on an Approved Market, or trading of the Common Stock is suspended or halted on the Approved Market, which at the time constitutes the principal markets for the Common Stock, for more than three (3) full, consecutive trading days on the Approved Market; provided, however, a Registration Event shall not be deemed to occur if all or substantially all trading in equity securities

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(including the Common Stock) is suspended or halted on the Approved Market for any length of time (each of the events described in the foregoing clauses (a), (b), (c) and (d), a “Registration Event”), then the Company will make payments to each holder of Registrable Securities (each, a “Holder”), as liquidated damages to such Holder by reason of the Registration Event, a cash sum equal to (w) the Parent Common Stock Price (as adjusted for stock splits, stock dividends combinations, recapitalizations or similar events) multiplied by (x) the number of Registrable Securities held by such Holder as of the date of such Registration Event, but only with respect to such Holder’s Registrable Securities that are affected by such Registration Event, multiplied by (y) twelve percent (12%) divided by (z) 365, which sum shall be payable per day during the Registration Default Period (as defined below). Notwithstanding the foregoing, the maximum amount of liquidated damages that may be paid by the Company pursuant to this Section 6.24(c) shall be an amount equal to five percent (5%) of the applicable amounts described in clauses (w) and (x) of the preceding sentence with respect to such Holder’s Registrable Securities that are affected by all Registration Events in the aggregate. For clarity, and by way of example, if the amount accrued by a specified Holder in the first sentence of this Section 6.24(c) is $10,000,000, liquidated damages payable by the Company to such Holder by reason of one or more Registration Events affecting all Registrable Securities of such Holder would accrue at a rate of twelve percent (12%) per annum until such time that all liquidated damages payable to such Holder reached a cap of $500,000 in the aggregate for all Registration Events. Each payment of liquidated damages pursuant to this Section 6.24(c) shall be due and payable in cash in arrears within five (5) days after the end of each full 30-day period of the Registration Default Period until the termination of the Registration Default Period and within five (5) days after such termination. Such payments shall constitute the Holder’s sole and exclusive remedy for any Registration Event. The amounts payable as liquidated damages pursuant to this Section 6.24(c) shall be payable in lawful money of the United States. “Registrable Securities” means the Issued Shares, but excluding any otherwise Registrable Securities that have been sold or otherwise transferred, including pursuant to the Registration Statement or under Rule 144 of the Securities Act, or when Rule 144 becomes available for the resale of such otherwise Registrable Securities without regard to the holding period or volume limitations contained in such rule. “Blackout Period” means, with respect to a distribution or registration, a period during which Parent, in the good faith judgment of its board of directors, determines (because of the existence of, or in anticipation of, any acquisition, financing activity, receipt of clinical trial results or other material corporate development or other material transaction involving Parent, or the unavailability for reasons beyond Parent’s control of any required financial statements, disclosure of material information which is in its best interest not to publicly disclose, or any other event or condition of similar material significance to Parent) that the registration and/or distribution of the Registrable Securities to be covered by such registration statement would be seriously detrimental to Parent and its stockholders, in each case commencing on the day Parent notifies the Holders that they are required, because of the determination described above, to suspend offers and sales of Registrable Securities and ending on the earlier of (1) the date on which material non-public information resulting in the Blackout Period is disclosed to the public or ceases to be material and (2) such time as Parent notifies the selling Holders that sales pursuant to a new or amended registration statement may resume; provided, however, that Blackout Periods shall not exceed ninety (90) trading days in the aggregate in any twelve (12) month period (except for a Blackout Period arising from the filing of a post-effective amendment to the Registration Statement to update the prospectus therein to include the information contained in Parent’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which Blackout Period may extend for the amount of time reasonably required to respond to comments of the staff of the Securities and Exchange Commission on such amendment). The “Registration Default Period” shall commence upon the occurrence of a Registration Event and shall terminate upon the earlier of such time as the Registrable Securities that are affected by the Registration Event cease to be Registrable Securities or (i) the filing of the Registration Statement in the case of clause (a) of the definition of Registration Event, (ii) the SEC Effective Date in the case of clause (b) of the definition of Registration Event, (iii) the ability of the Holders to effect sales pursuant to the Registration Statement in the case of clause (c) of the definition of Registration Event, and

(iv) the listing or inclusion and/or trading of the Common Stock on an Approved Market, as the case may

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be, in the case of clause (d) of the definition of Registration Event; provided, that in the event of a cure of one or more of the Registration Events described in clauses (i)-(iv) above when a separate Registration Event shall be continuing, the Registration Default Period shall continue until all such Registration Events have ceased.

(d)Parent shall, as required by applicable securities regulations, from time to time file with the SEC, pursuant to Rule 424 promulgated under the Securities Act, the prospectus and prospectus supplements, if any, to be used in connection with sale of the Issued Shares under the Registration Statement.

(e)Parent shall prepare and file with the SEC such amendments (including post- effective amendments) and supplements to any registration statement and the prospectus used in connection with such registration statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Issued Shares covered by the Registration Statement until such time as all of such Issued Shares shall have been disposed of in accordance with the intended methods of disposition by such Company Stockholder as set forth in such registration statement.

(f)Parent shall use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of any registration statement, or the suspension of the qualification of any Issued Shares for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension as promptly as possible and to notify such Company Stockholder of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

(g)Company and Stockholder Representative acknowledge that Parent was a former “shell company” (as defined in Rule 12b-2 under the Exchange Act) and as such Company and Stockholder Representative understand that Rule 144 promulgated under the Securities Act (“Rule 144”) is not currently available for the sale of Parent Common Stock and may not be so available until June 23, 2021 as the Company was a former “shell company” as defined in Rule 12b-2 under the Exchange Act. With a view to making available to such Company Stockholder the benefits of Rule 144 or any other similar rule or regulation of the SEC that may at any time permit such Company Stockholder to sell securities of Parent to the public without registration, Parent will (i) make and keep public information available, as those terms are understood and defined in Rule 144; and (ii) file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act so long as Parent remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144.

6.24	Parent Board of Directors.

(a)Subject to (i) review and approval by Parent’s Board of Directors and its Nominating and Corporate Governance Committee, (ii) the terms of Parent’s certificate of incorporation and bylaws, as amended from time to time, (iii) compliance with applicable Law or regulation or the rules of the principal market on which Parent’s common stock is traded, and (iv) satisfaction of eligibility, independence and other criteria applicable to members of Parent’s Board of Directors established by Parent from time to time (the “Appointment Criteria”), Parent agrees to appoint Miranda Toledano (the “Appointed Director”) to Parent’s Board of Directors initially as a Class II director (which class’s current term ends at Parent’s annual meeting of stockholders to be held in 2022), subject to the Closing and effective immediately following Parent’s 2021 annual meeting of stockholders, currently scheduled to be held on June, 3, 2021 by taking all necessary action by Parent or its Board of Directors to effect such appointment.

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Upon the conclusion of the Appointed Director’s term(s) on Parent’s Board of Directors, subject to the satisfaction of the Appointment Criteria, Parent agrees to include the Appointed Director as a nominee in Parent’s slate of nominees for election as directors of the Parent at Parent’s annual meeting of stockholders for the applicable year(s), and to use its reasonable efforts to cause the election of the Appointed Director. For the avoidance of doubt, Parent shall use substantially the same level of effort and provide substantially the same level of support as is used and/or provided for the other director nominees of Parent with respect to the applicable meeting of stockholders. Furthermore, for the avoidance of doubt, failure of the stockholders of Parent to elect the Appointed Director for one or more additional terms shall not be deemed a breach of this Section 6.24.

(b)In connection with the appointment of the Appointed Director to Parent’s Board of Directors (A) the Appointed Director must provide to Parent (1) all information reasonably requested by Parent that is required to be or customarily disclosed for directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or regulation or stock exchange rules or listing standards, in each case, relating to her nomination or election as a director of Parent and (2) information reasonably requested by Parent in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to her nomination or election as a director of Parent, including, any customary background checks, interviews, questionnaires or other investigations as may be conducted by or on behalf of Parent, and (B) the Appointed Director must agree to comply with all of Parent’s policies and procedures to the same extent as each other director of Parent, including, but not limited to, Parent’s Corporate Governance Guidelines, code of conduct and securities trading policy, in each case as may be adopted and/or amended from time to time.

6.25Stock Exchange Listing. Parent shall use commercially reasonable efforts to cause its Common Stock to be registered under Section 12(b) of the Exchange Act and listed on the Nasdaq Stock Market or the New York Stock Exchange as soon as practicable after Parent meets all of the applicable listing criteria for any tier of such stock exchanges.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and the Merger Subs to effect the Merger shall be subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

(a)No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger, this Agreement, any of the Related Agreements or any of the transactions contemplated hereby or thereby illegal or otherwise prohibiting or preventing the consummation of the Merger, this Agreement, any of the Related Agreements or any of the transactions contemplated hereby or thereby.

(b)No Injunctions; Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, this Agreement, any of the Related Agreements or any of the transactions contemplated hereby or thereby shall be in effect.

(c)Antitrust Laws. All waiting periods (and any extensions thereof) and all other approvals, clearances, filings and notices, applicable to the consummation of the transactions contemplated

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by this Agreement under the HSR Act or any other Antitrust Laws shall have expired or been terminated or been obtained or made.

(d)Listing of Shares. Parent shall have received notification from the OTC Markets Group, Inc. that the review process with respect to the Notification Form for Listing of Additional Shares with respect to the Issued Shares to be issued upon the consummation of the Closing has been completed.

7.2Conditions to Obligations of Parent and the Merger Subs. The obligations of Parent and the Merger Subs to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Company in this Agreement (other than the Fundamental Representations and the Special Representations) shall be (A) true and correct as of the date hereof and (B) true and correct in all respects (in the case of any representation or warranty qualified by “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications in such representation or warranty) or in all material respects (in the case of any representation or warranty not qualified by “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications in such representation or warranty) as of the Closing as though such representations and warranties were made as of the Closing, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all respects (in the case of any representation or warranty qualified by “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications in such representation or warranty) or in all material respects (in the case of any representation or warranty not qualified by “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications in such representation or warranty) as of such date; (ii) the Fundamental Representations and the Special Representations shall be (A) true and correct as of the date hereof and (B) true and correct in all material respects (without giving effect to “material,” “material adverse effect,” “Company Material Adverse Effect” or any other materiality qualifications in such representations and warranties) as of the Closing as though such representations and warranties were made as of the Closing, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all material respects (without giving effect to “material,” “material adverse effect,” “Company Material Adverse Effect” or any other materiality qualifications in such representations and warranties) as of such date; and (iii) the Company and the Company Stockholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement and the Related Agreements required to be performed and complied with by such parties as of or prior to the Closing.

(b)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or condition of any character that has had or would be reasonably likely to have either individually or in the aggregate with all such other events or conditions a Material Adverse Effect on the Company.

(c)Joinder Agreements, Letters of Transmittals and Certification Forms. Parent shall have received executed Joinder Agreements signed by the Company Stockholders holding at least eighty- five percent (85%) of the Common Stock, and duly executed and completed Letters of Transmittal and Certification Forms, from all Company Stockholders, each of which shall be in full force and effect.

(d)Company Options. Parent shall have received evidence of the exercise or cancellation of each Company Option in form and substance reasonably acceptable to Parent.

(e)Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or threatened, against Parent, Merger Sub, the Company, their respective properties or

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assets or any of their respective officers, directors or Subsidiaries arising out of, or in any way connected with, the Merger, this Agreement, any Related Agreements or the other transactions contemplated by the terms of this Agreement or any Related Agreements or otherwise seeking any of the results set forth in Section 7.1(a) or 7.1(b). There shall be no action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would constitute a Remedy other than as specified in the proviso to Section 6.4(c)(i).

(f)Consents and Approvals. Each of the Required Consents listed on Schedule 7.2(e) shall have been obtained, not repudiated, in full force and effect and in form and substance reasonably satisfactory to Parent.

(g)Resignation of Officers and Directors. Parent shall have received an executed Director and Officer Resignation and Release Letter, effective as of the Closing, for each officer and director of the Company (unless otherwise instructed by Parent prior to the Closing).

(h)Closing Balance Sheet; Closing Net Working Capital. Not less than three (3) Business Days prior to the Closing Date, Parent shall have received from the Company the Estimated Closing Balance Sheet (together with calculations of the Estimated Closing Net Working Capital, the Estimated Indebtedness, the Estimated Cash and the Estimated Transaction Expenses) pursuant to and in accordance with Section 2.9(a)(i).

(i)Certificates of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing, the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(f) have been satisfied.

(j)Certificate of Secretary of the Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger, this Agreement, the Related Agreements to which the Company is or will be a party, and the other transactions contemplated hereby and thereby were unanimously approved by the Board of Directors), and (iii) the valid adoption of this Agreement and approval of the Merger, the Related Agreements to which the Company is or will be a party and the other transactions contemplated hereby and thereby, in each case, by the Stockholder Consent whereby all requisite approvals of this Agreement, the Merger, the Related Agreements to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby were obtained.

(k)FIRPTA Compliance Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

(l)Spreadsheet. Not less than three (3) Business Days prior to the Closing Date, Parent and the Exchange Agent shall have received from the Company the Spreadsheet in form and substance reasonably acceptable to Parent.

(m)Payment of Funded Indebtedness. The Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing the Company’s compliance in full with Section 6.19.

(n)Termination of Agreements. The Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing the Company’s compliance in full with Section Error! Reference source not found..

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(o)Amendment of Agreements. The Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing the Company’s compliance in full with Section 6.9(b).

(p)Coordination Agreement. The Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing the Company’s entry into the Handok Coordination Agreement.

(q)Asset Transfers. The Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing the Company’s compliance in full with Sections 6.9(c).

(r)	Notices. The Company shall have sent the Notices pursuant to Section 6.12.

(s)Escrow Agreement and Exchange Agent Agreement. The Escrow Agreement and the Exchange Agent Agreement, dated as of the Closing Date, and having been executed and delivered by the Stockholder Representative, shall be in full force and effect.

(t)Stockholder Notices. The Company shall have provided the Stockholder Notices and the Appraisal Rights Notice to each holder of Company Common Stock whose consent was not obtained under the Stockholder Consent.

7.3Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)Representations, Warranties and Covenants. Each of the representations and warranties of Parent and Merger Subs in this Agreement shall be (A) true and correct as of the date hereof and (B) true and correct in all respects (in the case of any representation or warranty qualified by “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications in such representation or warranty) or in all material respects (in the case of any representation or warranty not qualified by “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications in such representation or warranty) as of the Closing as though such representations and warranties were made as of the Closing, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all respects (in the case of any representation or warranty qualified by “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications in such representation or warranty) or in all material respects (in the case of any representation or warranty not qualified by “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications in such representation or warranty) as of such date; and (ii) Parent and Merger Subs shall have performed and complied in all material respects with all covenants and obligations under this Agreement and the Related Agreements required to be performed and complied with by such parties as of or prior to the Closing.

(b)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or condition of any character that has had or would be reasonably likely to have either individually or in the aggregate with all such other events or conditions a Material Adverse Effect on Parent or any of its Affiliates (including Merger Subs).

(c)Certificate of Parent. The Company shall have received a certificate executed on behalf of Parent by an officer of Parent and on its behalf to the effect that, as of the Closing, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

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(d)Escrow Agreement and Exchange Agent Agreement. The Escrow Agreement and the Exchange Agent Agreement, dated as of the Closing Date, and having been executed and delivered by Parent, shall be in full force and effect.

ARTICLE VIII

TAX MATTERS

8.1	Tax Returns.

(a)Subject to paragraph (b) below, Parent shall, at Parent’s expense, prepare and file or shall cause to be prepared and filed all Tax Returns required to be filed by the Company after the Closing Date for Pre-Closing Tax Periods, including Tax Returns with respect to a Straddle Period (collectively, a “Pre-Closing Tax Return”), it being understood that all Taxes indicated as due and payable on such Pre- Closing Tax Returns shall be the responsibility of the Indemnifying Holders to the extent such Indemnifying Holders are liable for such Taxes under Section 9.2(a). Such Pre-Closing Tax Returns shall be prepared in accordance with past practices and customs unless otherwise required by applicable law.

(b)At least thirty (30) days prior to the date on which any Pre-Closing Tax Return is required to be filed (taking into account any valid extensions), Parent shall submit such Pre-Closing Tax Return to Stockholder Representative for Stockholder Representative’s review and approval, not to be unreasonably withheld, conditioned or delayed. Stockholder Representative shall provide written notice to Parent of its disagreement with any items in such Pre-Closing Tax Return within ten (10) days of its receipt of such Pre-Closing Tax Return, and if Stockholder Representative fails to provide such notice, such Pre- Closing Tax Return shall become final and binding upon the parties hereto, and Parent shall sign and file, or cause to be signed and filed, such Pre-Closing Tax Return. If Stockholder Representative timely provides written notice to Parent in accordance with the preceding sentence, and Stockholder Representative and Parent are unable to resolve any dispute regarding any Pre-Closing Tax Return within five (5) days after Stockholder Representative delivers such notice of disagreement, then the dispute will be finally and conclusively resolved by the Accountants in accordance with the dispute resolution procedure set forth in Section 2.9(b). Parent shall sign and file, or cause to be signed and filed, any such disputed Pre-Closing Tax Return after the final resolution by the Accountants of any such dispute. The Accountants shall resolve any dispute in favor of the party whose position is supported by a “more likely than not” standard under the Code.

8.2	Tax Contests.

(a)Parent shall notify Stockholder Representative in writing within ten (10) days (provided, that the failure to give timely notice as provided herein shall not relieve any party of its indemnification obligations under Article IX except to the extent that such party is actually and materially prejudiced thereby) of the receipt by Parent of written notice of any inquiries, audits, examinations, assessments or proceedings from any Governmental Entity with respect to Taxes of the Company for which Indemnifying Holders would be required to indemnify any Indemnified Parties pursuant to this Agreement (any such inquiry, assessment, proceeding or similar event, a “Tax Matter”). Stockholder Representative may, at its own expense, participate in and, upon notice to Parent, assume the defense of any such Tax Matter relating to a Tax period ending on or before the Closing Date (but not a Straddle Period, which is governed by Section 8.2(b)). If Stockholder Representative assumes such defense, Stockholder Representative shall have the authority, with respect to such Tax Matter, to represent the interests of the Company before the relevant Governmental Entity and shall have the right to control the defense, compromise or other resolution of any such Tax Matter subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional

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Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. Parent has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by Stockholder Representative. Stockholder Representative shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects or may adversely affect the Tax liability of Parent, the Company or any Affiliate of any of the foregoing for any Post-Closing Tax Period, including any Straddle Period, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. Stockholder Representative shall keep Parent fully and timely informed with respect to the commencement, status and nature of any such Tax Matter and any material developments relating thereto, and will, in good faith, allow Parent or Parent's counsel to consult with it regarding the conduct of or positions taken in any such proceeding and to be present at any meetings or proceedings with the relevant Governmental Entity. In the event of any conflict or overlap between the provisions of this Section 8.2 and Section 9.6, the provisions of this Section 8.2 shall control.

(b)Parent has the right to represent the interests of the Company before the relevant Governmental Entity with respect to any inquiries, audits, examinations, assessments or proceeding with respect to a Straddle Period (a “Straddle Period Tax Matter”) and any Tax Matter described in Section 8.2(a) above if the Stockholder Representative does not assume the defense of such Tax Matter (“Parent Controlled Tax Matter”), and has the right to control the defense, compromise or other resolution of any such Straddle Period Tax Matter or Parent Controlled Tax Matter (collectively, a “Parent Tax Matter”), including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Parent Tax Matter. If Indemnifying Holders would be required to indemnify any Indemnified Parties pursuant to this Agreement with respect to such Parent Tax Matter then: (i) Stockholder Representative shall have the right (but not the duty) to participate in the defense of such Parent Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Parent, (ii) Parent shall not enter into any settlement of or otherwise compromise any such Parent Tax Matter to the extent that it adversely affects the Tax liability of the Company or results in an indemnity obligation under this Agreement without the prior written consent of Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, and (iii) Parent shall keep Stockholder Representative informed with respect to the commencement, status, and nature of any such Parent Tax Matter, and will, in good faith, allow Stockholder Representative or its counsel to consult with Parent or its counsel regarding the conduct of or positions taken in any such proceeding.

8.3Straddle Periods. For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the portion of any Taxes that are allocable to the Straddle Period shall be (a) in the case of income Taxes and all other Taxes that are not imposed on a periodic basis, the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books (and for such purpose, the Tax period of any controlled foreign corporation, partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and (b) in the case of any Taxes that are imposed on a periodic basis, the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of days in the entire period.

8.4Tax Cooperation. Parent, the Company and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other parties hereto, in connection with the filing, preparation and review of Tax Returns, and any Tax audits, Tax proceedings or other Tax-related claims (including claims under this Agreement). Such cooperation shall include providing records and information that are reasonably relevant to any such matters and in their possession (or if not in their possession, if reasonably able to obtain), executing powers of attorney, making employees available on a mutually

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convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 8.4. Parent, the Company and the Stockholder Representative shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents in their possession or under their control supporting Tax Returns of the Company for Pre-Closing Tax Periods until the seventh (7th) anniversary of the Closing Date.

8.5Transfer Taxes. All sales, use, transfer, value added, goods and services, gross receipts, excise, conveyance and documentary, stamp, recording, registration, conveyance and similar Taxes and fees incurred in connection with the transactions pursuant to this Agreement (“Transfer Taxes”) shall be borne equally by the Indemnifying Holders, on the one hand, and Parent, on the other. The party required by applicable Law to file any Tax Return with respect to Transfer Taxes shall do so in the time and manner prescribed by applicable Law.

8.6Tax Refunds. Any Tax refunds that are received (or, in the case of a Straddle Period, that would have been received if the Straddle Period ended on the end of the Closing Date) by Parent or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company), and any amounts credited against any Tax to which Parent or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company) become entitled, that relate to any Pre-Closing Tax Period (or the portion of any Straddle Period ending on the end of the Closing Date) shall be for the account of the Indemnifying Holders, and Parent shall pay over to Exchange Agent (who shall then promptly distribute such amount to the Company Stockholders so that each Company Stockholder receives its, his or her Pro Rata Share of such amount), as additional Merger Consideration, any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

8.7Post-Closing Actions. Parent shall not, and shall not permit any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Final Surviving Company) to, (i) except with the permission of Stockholder Representative, file, re-file, supplement, or amend any Tax Return of the Company for any Tax period ending on or before the Closing Date, (ii) voluntarily approach any Governmental Entity regarding any Taxes or Tax Returns of the Company that were originally due on or before the Closing Date, (iii) take any action relating to Taxes or that could create a Tax liability on the Closing Date that is outside the ordinary course of business, or (iv) make any Tax election for the Company effective on or before the Closing Date, except, in each case, to the extent otherwise required by applicable Law.

8.8Limitation on Tax Indemnification. Notwithstanding anything to the contrary in this Agreement, the Indemnified Parties shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to Tax Periods (or portions thereof) beginning after the Closing Date (other than in connection with a breach of a representation contained in Section 3.11(a)(vii) or 3.11(a)(xii), (ii) are due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute of the Company from a Tax period (or portion thereof) ending on or prior to the Closing Date, (iii) or do not arise from a Third Party Claim.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW

9.1 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall survive until the first anniversary of the Closing Date (the “Survival Date”); provided, that in the event of any actual (as opposed to constructive) fraud or Willful Breach by the Company, such claim shall survive without limitation; provided, further, that (a) the

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representations and warranties of the Company contained in Sections 3.14(d) (Title to Intellectual Property), Sections 3.14(e) (Third Party Intellectual Property), Sections 3.14(h) (Valid Intellectual Property), Sections 3.14(i) (No Infringement), 3.6(i) (No Conflict) and 3.7 (Consents) (collectively, the “Special Representations”) (and the portion of the Certificates relating thereto) shall survive until the third (3rd) anniversary of the Closing Date, and (b) the representations and warranties of the Company contained in Sections 3.1 (Organization of the Company), 3.2 (Company Capital Structure), 3.3 (No Subsidiaries),

3.4 (Authority and Enforceability), 3.11 (Tax Matters), and 3.21 (Brokers’ and Finders’ Fees) (collectively, the “Fundamental Representations”) (and the portion of the Certificates relating thereto) shall survive until sixty (60) days following the expiration of the applicable statute of limitations. The representations and warranties of Parent and the Merger Subs contained in Article IV of this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall survive until the Survival Date. If an Officer’s Certificate asserting a breach of a representation or warranty is delivered (x) in the case of representations and warranties that survive until the Survival Date, on or before the Survival Date, (y) in the case of the Special Representations, on or before the third (3rd) anniversary of the Closing Date and (z) in the case of all other representations and warranties, before the date on which such representation or warranty ceases to survive, then the claims arising in connection with such Officer’s Certificate shall survive for the benefit of all Indemnified Parties beyond the expiration of the applicable survival period for such representation or warranty until such claims are fully and finally resolved. The covenants of a party hereunder shall survive until the expiration of the applicable statute of limitations (or such longer period as specified in the applicable covenant). The parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

9.2	Indemnification.

(a)By virtue of the Merger, subject to the provisions of this Article IX, from and after the consummation of the Merger, each of the Indemnifying Holders agrees, severally (based on such Indemnifying Holder’s Pro Rata Share of each Loss covered by this Section 9.2(a)) and not jointly, to indemnify and hold harmless the Indemnified Parties, from and against, and shall compensate and reimburse the Indemnified Parties for, all Losses incurred or sustained by the Indemnified Parties, or any of them (including the Final Surviving Company), directly or indirectly, arising under, in connection with or as a result of the following (the “Indemnifiable Matters”):

(i)any breach of a representation or warranty contained in Article III of this Agreement, the certificate delivered by the Company pursuant to Section 7.2(i) or any Joinder Agreement,

(ii)any failure by the Company to perform or comply with any covenant or agreement applicable to the Company contained in this Agreement and required to be performed or complied with as of or prior to the Closing,

(iii)any actual (as opposed to constructive) fraud or any Willful Breach of any provision of this Agreement, to the extent committed as of or prior to the Closing, by the Company or any authorized representative thereof,

(iv)any claims or threatened claims by or purportedly on behalf of any holder or former holder of any shares of Company Common Stock, Company Options or rights to acquire Company Common Stock in connection with the Merger or any of the other transactions contemplated hereby, including appraisal or dissenters’ rights proceedings, claims in connection with the Stockholder Notices or the Appraisal Rights Notice, claims or threatened claims alleging

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violations of fiduciary duty, or claims or threated claims by any Person claiming to have rights to any portion of the Merger Consideration, but, with respect to claims made in respect of any Dissenting Share, only to the extent exceeding the amount that would have been payable in respect of such Dissenting Share pursuant to Section 2.6(b) had such share of Company Common Stock not been a Dissenting Share,

(v)any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in accordance with the Spreadsheet in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement or any amounts a Person was entitled to receive pursuant to the terms of this Agreement that were omitted from the Spreadsheet,

(vi)any claim or threatened claim by any actual or purported Company Stockholder relating to any alleged action or failure to act on its behalf by the Stockholder Representative or asserting any right to receive Additional Per Share Consideration on an accelerated basis rather than in accordance with the terms of Section 2.9(b) or this Article IX, as applicable,

(vii)any loss of a deduction by Parent, the Final Surviving Company or the Company pursuant to Section 280G of the Code, or the incursion by Parent, the Final Surviving Company or the Company of Tax penalties and/or interest related to any failure to report or withhold excise tax amounts under Section 4999 of the Code, in each case as a result of (A)(1) payment of Section 280G Payments by the Company absent 280G Approval, or (2) failure of any 280G Approval obtained with respect to Section 280G Payments to satisfy all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations; or (B) any obligation of the Company in effect prior to Closing to provide a gross-up payment for any excise taxes under Section 4999 of the Code related to Section 280G Payments, and/or

(viii)	subject to Section 8.8, any Pre-Closing Taxes.

(b)For the purpose of this Article IX only, when determining the amount of Losses suffered by an Indemnified Party as a result of any breach, inaccuracy or failure, any representation, warranty, covenant or agreement given or made by the Company or a Company Stockholder that is qualified or limited in scope as to material, material adverse effect, Material Adverse Effect or any other materiality qualifications or limitations shall be deemed to be made or given without such qualification or limitation.

(c)The Indemnifying Party shall not have any right of contribution, indemnification or right of advancement from the Final Surviving Company or Parent or any of their respective Affiliates with respect to any Loss claimed by an Indemnified Party.

(d)The Indemnified Parties shall act in good faith and use commercially reasonable efforts to mitigate any Losses they may pay, incur or suffer for which indemnification is available hereunder.

(e)The Company and the Stockholder Representative (on behalf of the Company Stockholders) have agreed that the Indemnified Parties’ rights to indemnification, compensation and reimbursement contained in this Article IX relating to the representations, warranties, covenants and obligations of the Company or the Stockholder Representative are part of the basis of the bargain contemplated by this Agreement; and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Indemnified Parties with respect thereto, shall not be

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waived, limited or otherwise affected by or as a result of (and the Indemnified Parties shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any knowledge on the part of any of the Indemnified Parties or any of their representatives (regardless of whether obtained through any investigation by any Indemnified Parties or any representative of any Indemnified Parties or through disclosure by the Company or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement) or by reason of the fact that a Indemnified Party or any of its representatives knew or should have known that any representation or warranty is or might be inaccurate or untrue.

(f)This Article IX shall constitute the exclusive remedy after the Closing for recovery of Losses by the Indemnified Parties as a result of breaches of representations and warranties by the Company contained in this Agreement, provided, that notwithstanding anything herein to the contrary, nothing in this Agreement shall limit the rights or remedies of Parent or any other Indemnified Party (i) in the case of actual (as opposed to constructive) fraud or Willful Breach, (ii) against a signatory to a Related Agreement (other than the Company) for matters relating to such Related Agreement or (iii) with respect to specific performance, injunctive and other equitable relief.

9.3	Maximum Payments; Remedy.

(a)No Indemnified Party shall be entitled to any recovery resulting from Section Error! Reference source not found. until such time (if at all) as the total amount of all Losses that have been suffered or incurred by any one or more of the Indemnified Parties with respect to such matters exceeds $300,000 in the aggregate (the “Basket”); and in such event, the Indemnified Parties shall, subject to the limitations set forth in Section 9.3(b), be entitled to be indemnified against and compensated and reimbursed for all Losses from the first dollar of Losses, including the Basket; provided, that the limitation set forth in this Section 9.3(a) shall not apply to any indemnification claims relating to any breach of (i) any representation or warranty that involves actual (as opposed to constructive) fraud or Willful Breach or

(ii) the Special Representations and the Fundamental Representations.

(b)The aggregate amount of Losses for which the Indemnified Parties may be indemnified pursuant to Section Error! Reference source not found.(i) shall not exceed the Stock Escrow Amount (the “Cap”); provided, that in the case of any breach of any of the Special Representations and the Fundamental Representations, the maximum amount that the Indemnified Parties may recover from each Indemnifying Holder shall be limited to the aggregate consideration received by such Indemnifying Holder pursuant to this Agreement (including any portion of the Escrow Fund, the WC Escrow Fund and the Earn- Out Payments, if any) (the “Indemnifying Holder Proceeds”). Notwithstanding the foregoing, the applicable Indemnified Parties shall first exhaust such Indemnifying Holder’s Pro Rata Share of the Escrow Fund, WC Escrow Fund and Earn-Out Payments (if any), as applicable, prior to seeking recourse from any additional Indemnifying Holder Proceeds. The attributed dollar value of any Parent Common Stock disbursed from the Escrow Fund or returned by an Indemnifying Holder in connection with any claim for indemnification hereunder (including the number of shares recoverable by the Indemnified Party and the Indemnifying Party’s Pro Rata Share of a Loss) or in determining the Indemnifying Holder Proceeds shall be equal to the Parent Common Stock Price. Notwithstanding anything contained herein to the contrary, nothing herein shall limit the recovery amount against an Indemnifying Holder, or remedies available to an Indemnified Party, for such Indemnifying Holder’s own actual (as opposed to constructive) fraud or Willful Breach.

(c)The maximum amount that the Indemnified Parties may recover from each Indemnifying Holder under Section 9.2(a) (other than Section 9.2(a)(iii)) shall be limited to the Indemnifying Holder Proceeds. Notwithstanding anything herein to the contrary, no Indemnifying Holder

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shall have any liability for any breach of a representation or warranty contained in any Joinder Agreement other than a Joinder Agreement executed and delivered by such Indemnifying Holder.

(d)The right to indemnification on account of any Losses will be reduced by (i) all insurance or other third party indemnification or contribution proceeds actually received by the Indemnified Party in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursing any related insurance claims, deductibles and any related increases in insurance premiums or other chargebacks, and (ii) any Tax benefits actually realized by Parent or any of its Affiliates in connection with such Losses in the Tax year the Losses are incurred or the following Tax year.

(e)For the avoidance of doubt, (i) if and solely to the extent the amount of a Loss is recovered by an Indemnified Party through the actual payment of a Payable Claim to such Indemnified Party, the same amount of such Loss may not be recovered again by such Indemnified Party by reason of such Loss being subject to indemnification under more than one provision of this Agreement and (ii) if and solely to the extent that a Loss in connection with an Indemnifiable Matter was expressly taken into account in connection with calculations of the Estimated Net Working Capital, the Estimated Indebtedness or the Estimated Transaction Expenses pursuant to Section 2.9, the same amount of such Loss may not be recovered under this Article IX, but, in the case of the immediately preceding clauses (i) and (ii), the amount, if any, of Loss that exceeds the amount already recovered under clause (i) or already taken into account under clause (ii) shall be recoverable on and subject to the terms and conditions of this Article IX.

(f)Except to the extent payable to a Third Party as a result of any Third Party Claim, no Indemnified Party will be entitled to indemnification for any punitive, consequential, special or indirect damages.

9.4	Claims for Indemnification; Resolution of Conflicts.

(a)Making a Claim for Indemnification; Officer’s Certificate. An Indemnified Party may seek recovery of Losses pursuant to this Article IX by delivering to the Stockholder Representative an Officer’s Certificate in respect of such claim promptly after becoming aware of such Losses or any claim or circumstance reasonably likely to give rise to such Losses. The failure to promptly deliver an Officer’s Certificate shall not, however, limit an Indemnified Party’s right to indemnification except and only to the extent that the Stockholder Representative or any Indemnifying Holder is prejudiced thereby. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” means a certificate signed by any authorized representative of an Indemnified Party (or, in the case of an Indemnified Party who is an individual, signed by such individual) stating that an Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Losses and including, to the extent reasonably practicable, a non-binding, preliminary estimate of the amounts of such Losses; provided, that the Officer’s Certificate need only specify such information to the knowledge of such officer or such Indemnified Party as of the Claim Date, shall not limit any of the rights or remedies of any Indemnified Party (if validly updated and amended and otherwise states a valid claim under this Article IX), and may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Officer’s Certificate to the Securityholder Representative or Parent, as applicable. Any Officer’s Certificate delivered pursuant to this Section 9.4(a) shall include copies of all material written evidence of the relevant Losses.

(b)	Objecting to a Claim for Indemnification.

(i)The Stockholder Representative may object to a claim for indemnification set forth in an Officer’s Certificate by delivering to the Indemnified Party seeking indemnification

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a written notice of objection to the claim made in the Officer’s Certificate (an “Objection Notice”); provided, that, to be effective, such Objection Notice must (A) be delivered to the Indemnified Party and Parent pursuant to Section 11.1 prior to 5:00 p.m. New York time on the thirtieth (30th) day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made, and may be updated and amended from time to time by the Stockholder Representative by delivering an updated or amended Objection Notice to the Indemnified Party.

(ii)To the extent the Stockholder Representative does not object in writing (as provided in Section 9.4(b)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established) with respect to the applicable parties against whom indemnification has been sought (the “Indemnifying Parties”) (any such claim, an “Unobjected Claim”). Within thirty (30) days of a claim becoming an Unobjected Claim, the Indemnifying Parties shall make the applicable payment to such Indemnified Party as provided in Section 9.5, subject to the limitations set forth in this Article IX.

(c)Resolution of Conflicts. In case the Stockholder Representative timely delivers an Objection Notice in accordance with Section 9.4(b)(i) hereof, the Stockholder Representative and the Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and the Indemnified Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”). Any amounts required to be paid as a result of a Settled Claim shall be paid by the Indemnifying Party to the Indemnified Parties pursuant to the Settled Claim as provided in Section 9.5 within thirty (30) days of the applicable claim becoming a Settled Claim, subject to the limitations set forth in this Article IX. If the Stockholder Representative and the Indemnified Parties are unable to reach an agreement, the matter specified in the Objection Claim shall be resolved pursuant to Section 11.7 (any claims resolved pursuant thereto, “Resolved Claims”).

(d)Payable and Unresolved Claims. A “Payable Claim” means any claim for indemnification of Losses under this Article IX specified in any Officer’s Certificate delivered pursuant to Section 9.4(a), that is (i) a Resolved Claim, (ii) a Settled Claim, or (iii) an Unobjected Claim. An “Unresolved Claim” means any claim for indemnification of Losses under this Article IX specified in any Officer’s Certificate delivered pursuant to Section 9.4(a), to the extent that such claim is not a Payable Claim.

(e)	Escrow Amount; Recovery of Losses.

(i)Subject to the limitations set forth in this Article IX, by virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 9.2(a)(i) hereof, subject to the terms of this Agreement, the Indemnified Parties shall have the right, and shall be required, in the manner provided in this Section 9.4(e) and Section 9.5(b), to recover the amount of any Losses with respect to which the Indemnified Parties are entitled to indemnification under Section 9.2(a)(i) (other than in the case of actual (as opposed to constructive) fraud or Willful Breach) by the release, from the Escrow Fund, of shares of Parent Common Stock.

(ii)On the date any claim becomes a Payable Claim, payment of the amount of such Payable Claim ratably in shares of Parent Common Stock in accordance with Sections

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9.3(c) and 9.4(e)(i), shall be made to the Indemnified Parties from the Escrow Fund in accordance with Section 9.5(b)(i).

(iii)At the Escrow Release Time, if and to the extent the dollar equivalent (calculated in accordance with Section 9.4(e)(i)) of the Escrow Fund exceeds the aggregate amount of Unresolved Claims, then the amount of such excess shall be paid, ratably in shares of Parent Common Stock in accordance with Sections 9.3(c) and 9.4(e)(i), from the Escrow Fund in accordance with Section 9.5(b)(ii) to the Exchange Agent (who shall then promptly distribute such shares to the Company Stockholders so that each Company Stockholder receives its, his or her Pro Rata Share of such number of shares of Parent Common Stock); provided, that (A) no Company Stockholder shall be entitled to any fractional share, (B) any fraction of a share of Parent Common Stock to which any Company Stockholder would otherwise be entitled shall be paid in cash in accordance with Section 2.8(j), and (C) any shares that remain undistributed by the Escrow Agent as a result of this proviso shall be returned by the Escrow Agent to Parent.

(iv)From and after the Escrow Release Time until such time as the Escrow Fund has been fully depleted pursuant to Sections 9.4(e)(ii) and 9.4(e)(iii) and the last sentence of this Section 9.4(e)(iv), Parent shall promptly deliver to the Stockholder Representative a notice, as each Unresolved Claim (whether or not such Unresolved Claim existed on the Escrow Release Time) becomes resolved as either a Payable Claim or a claim that is not a Payable Claim, of such resolution and either (A) if and to the extent such Unresolved Claim has been resolved as a Payable Claim, Parent shall specify the amount of such Payable Claim, and payment of such amount, ratably in shares of Parent Common Stock in accordance with Sections 9.3(c) and 9.4(e)(i), shall be made to the Indemnified Parties from the Escrow Fund in accordance with Section 9.5(b)(i), and (B) if and to the extent such Unresolved Claim has been resolved as not a Payable Claim, Parent shall specify the amount, if any, of shares of Parent Common Stock (valued in accordance with Sections 9.3(c) and 9.4(e)(i)), corresponding to the amount by which such portion of such Unresolved Claim exceeds the aggregate amount of the remaining Unresolved Claims (including Unresolved Claims that did not exist on the Escrow Release Time). The amount, if any, of shares of Parent Common Stock specified pursuant to the preceding clause (B) shall be paid from the Escrow Fund in accordance with Section 9.5(b)(ii) to the Exchange Agent (who shall then promptly distribute such shares to the Company Stockholders so that each Company Stockholder receives its, his or her Pro Rata Share of such number of shares of Parent Common Stock); provided, that (1) no Company Stockholder shall be entitled to any fractional share, (2) any fraction of a share of Parent Common Stock to which any Company Stockholder would otherwise be entitled shall be paid in cash in accordance with Section 2.8(j), and (3) any shares that remain undistributed by the Escrow Agent as a result of this proviso shall be returned by the Escrow Agent to Parent.

9.5	Escrow Arrangements.

(a)Escrow Fund. At the Closing, Parent will deposit the Escrow Stock Amount and the WC Escrow Stock Amount with the Escrow Agent, without any act of the Company Stockholders, such deposit of the Escrow Stock Amount and the WC Escrow Stock Amount to constitute an escrow fund to be governed by the terms set forth in the Escrow Agreement.

(b)	Satisfaction of Claims.

(i)If payment is to be made to Parent from the Escrow Fund pursuant to Section 9.4(e)(ii), Parent and the Stockholder Representative shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release from the Escrow Fund to the applicable Indemnified Party the number of shares of Parent Common Stock so payable;

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provided, that (A) no fractional shares shall be released to any Indemnified Party pursuant to this Section 9.5(b)(i), (B) the Indemnified Parties shall have no right to recover any amount of cash in lieu of any fraction of a share of Parent Common Stock to which such holder would otherwise have had a right, and (C) any shares that remain undistributed by the Escrow Agent as a result of this proviso shall be released by the Escrow Agent to Parent. To the extent that any distribution of shares of Parent Common Stock from the Escrow Fund to an Indemnified Party (other than Parent) would, in the reasonable discretion of Parent, fail to comply with applicable securities laws, then, upon the receipt of notice from Parent, the Escrow Agent shall distribute such shares from the Escrow Fund to Parent and Parent shall pay such Indemnified Party an amount in cash equal to the product of (x) the number of shares of Parent Common Stock to which such Indemnified Party would otherwise be entitled pursuant to this Section 9.5(b)(i) and (y) the Parent Common Stock Price.

(ii)If payment is to be made to the Exchange Agent from the Escrow Fund pursuant to Section 9.4(e)(iii) or the last sentence of Section 9.4(e)(iv), Parent and the Stockholder Representative shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to the Exchange Agent the number of shares of Parent Common Stock (rounded down to the nearest whole share) so payable plus a pro rata portion (based on the amount of such reduction of the Escrow Fund relative to the number of shares of Parent Common Stock in the Escrow Fund immediately before such release) of all amounts in the Escrow Fund that exceed the Escrow Stock Amount as of immediately before such release (i.e., earnings (including interest and dividends) on the Escrow Stock Amount and on any such earnings in accordance with the Escrow Agreement) (and the Exchange Agent shall then promptly distribute such cash, if any, and shares of Parent Common Stock to each such Company Stockholder so that each such Company Stockholder receives such amount attributable to it, him or her); provided, that (A) no fractional shares shall be distributed by the Exchange Agent to any Company Stockholder, (B) any fraction of a share of Parent Common Stock to which such Company Stockholder would otherwise be entitled shall be paid in cash in accordance with Section 2.8(j), and (C) any shares that remain undistributed by the Escrow Agent as a result of this proviso shall be returned by the Escrow Agent to Parent.

(iii)Notwithstanding anything to the contrary in this Agreement, to the extent that any distribution of shares of Parent Common Stock from the Escrow Fund to a Company Stockholder would, in the reasonable discretion of Parent, fail to comply with applicable securities laws, then, upon the receipt of notice from Parent, the Escrow Agent shall distribute such shares from the Escrow Fund to Parent and Parent shall pay such Company Stockholder an amount in cash equal to the product of (x) the number of shares of Parent Common Stock to which such Indemnifying Holder would otherwise be entitled pursuant to this Article IX and (y) the Parent Common Stock Price.

9.6Third Party Claims. If Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a claim for indemnification pursuant to this Article IX (except for claims with respect to indemnification pursuant to Section 9.2(a)(viii), which shall be governed by Section 8.2), Parent shall provide written notice of such Third Party Claim (a “Third Party Claim Notice”) to the Stockholder Representative promptly of after the Parent has knowledge thereof, which notice shall describe the Third Party Claim in reasonable detail, set forth, to the extent reasonably practicable, a non-binding, preliminary estimate of the amounts of such Losses relating to such Third Party Claim, and include a copy of all correspondence and other documents received by Parent or any other Indemnified Party that relate to such Third Party Claim. If there is a Third Party Claim that, if adversely determined, would give rise to a right of recovery for Losses under the Agreement, then any amounts reasonably incurred by the Indemnified Parties in defense or settlement of such Third Party Claim,

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regardless of the outcome of such claim, shall be deemed Losses under the Agreement. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim and the Stockholder Representative and the Company Stockholders shall not have a right of approval or consent with respect to any such Third Party Claim; provided, that Parent shall have the obligation to engage in meaningful consultation with the Stockholder Representative regarding such defense and to provide the Stockholder Representative copies of any responsive or defensive pleadings with respect thereto (including any compulsory counterclaims) in advance of filing. Except with the consent of the Stockholder Representative (such consent not to be unreasonably withheld, conditioned or delayed), no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. If the Stockholder Representative has consented to any such settlement, the Company Stockholders and the Indemnifying Parties shall have no power or authority to object under any provision of this Article IX to the amount of such settlement, adjustment or compromise constituting a Payable Claim.

9.7	Stockholder Representative.

(a)PENG Ventures, LLC is hereby designated as of the date hereof as the Stockholder Representative. By approving this Agreement and the transactions contemplated hereby, the Company Stockholders shall have appointed the Stockholder Representative as the agent, proxy and attorney-in-fact of the Company Stockholders, for all purposes of this Agreement, including full power and authority on their behalf: (i) to give and receive notices and communications in connection with this Agreement and related matters, including in connection with claims for indemnification under this Article IX, (ii) to take all actions or refrain from taking any actions that the Stockholder Representative considers necessary or appropriate in connection with the defense, pursuit or settlement of any claims for indemnification under this Article IX, including to agree to, negotiate, and enter into settlements, adjustments and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, (iii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as it shall deem necessary or prudent in connection with the administration of the foregoing, and (iv) to take all other actions that are either (A) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or

(B) specifically mandated by the terms of this Agreement. Such agency may be changed by the Company Stockholders from time to time upon not less than ten (10) days prior written notice to Parent; provided, that the Stockholder Representative may not be removed unless a majority of the Company Stockholders (as determined by the respective Pro Rata Shares) agree in writing to such removal and to the identity of the substituted agent. A vacancy in the position of the Stockholder Representative may be filled by a majority of the Company Stockholders (as determined by the respective Pro Rata Shares). No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services other than the reimbursement of out-of-pocket expenses specifically provided herein and compensation pursuant to that certain Engagement Letter entered into by and among the Stockholder Representative, the Company and certain Company Stockholders. After the Closing, notices or communications to or from the Stockholder Representative shall constitute notice to or from the Company Stockholders (other than notice for service of process relating to any litigation or proceeding before a court or other tribunal of competent jurisdiction, which notice must be given to the applicable Company Stockholder individually, as applicable).

(b)Notwithstanding anything to the contrary contained in this Agreement, Stockholder Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of the Company Stockholders shall otherwise exist against the Stockholder Representative. The Stockholder Representative shall not be liable to any Company Stockholder relating to the performance of the Stockholder Representative’s duties under this Agreement or the Escrow Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise, except to the extent it is finally determined

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in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Stockholder Representative constituted willful misconduct. The Company Stockholders, severally (based on such Indemnifying Holder’s Pro Rata Share of each Representative Loss) and not jointly shall indemnify the Stockholder Representative, and defend and hold the Stockholder Representative harmless, against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Stockholder Representative constituted willful misconduct, the Stockholder Representative will reimburse the Company Stockholders the amount of such indemnified Representative Loss to the extent attributable to such willful misconduct. If not paid directly to the Stockholder Representative by the Company Stockholders, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Expense Fund, and (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Company Stockholders; provided, that (A) the sole means by which the Stockholder Representative may recover Escrow Funds pursuant to the preceding clause (ii) prior to the distribution of such Escrow Funds to the Company Stockholders is to instruct the Exchange Agent to pay such Escrow Funds to the Stockholder Representative instead of to the Company Stockholders at the time when the Stockholder Representative would otherwise be required to instruct the Exchange Agent as to the allocation of the distribution of such Escrow Funds to the Company Stockholders, and (B) while this section allows the Stockholder Representative to be paid from the Expense Fund and the Escrow Fund, this does not relieve the Company Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be prevented from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Stockholders or otherwise. The Company Stockholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(c)	A decision, act, consent or instruction of the Stockholder Representative, including

(i)an amendment, extension or waiver of this Agreement pursuant to Sections 10.3 and 10.4 hereof and (ii) an instruction to the Exchange Agent pursuant to Section 9.7(b), shall constitute a decision of all or any portion of the Company Stockholders and shall be final, binding and conclusive upon the Company Stockholders. Parent is entitled to rely upon any notice provided to or communication with Parent and its Affiliates and any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of all the Company Stockholders. The Indemnified Parties are hereby relieved from any Liability to any Person for any acts (x) done by such Indemnified Party and (y) done by the Exchange Agent, in accordance with such decision, act, consent or instruction of the Stockholder Representative.

9.8Tax Treatment. Any payment under Section 2.9, Article VIII or Article IX of this Agreement shall be treated by the parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment unless otherwise required by applicable law.

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ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1Termination. Except as provided in Section 10.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a)	by mutual agreement of the Company and Parent;

(b)by Parent or the Company, if the Closing shall not have occurred by 5:00 p.m. New York time, on the date that is one-hundred twenty (120) days following the date of this Agreement (the “Outside Date”); provided, that the Outside Date shall be automatically extended for an additional one- hundred twenty (120) days if Parent or the Company or any representative thereof receives any follow-on request for additional information and documentary materials from the U.S. Department of Justice or the

U.S. Federal Trade Commission under the HSR Act (or any foreign equivalent) before the Outside Date; provided, further, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose willful and material breach of this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement which has not been cured at the time of such termination;

(c)by Parent, if the Company has not delivered the Stockholder Consent to Parent within twenty-four (24) hours after the execution of the Agreement;

(d)by Parent or the Company, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(e)by Parent, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would constitute a Remedy other than as specified in the proviso to Section 6.4(b)(i);

(f)by Parent, if it is not in material breach of its obligations under this Agreement and either (i) there has been a breach of any representation, warranty, covenant or agreement of the Company or a Company Stockholder contained in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied and such breach has not been cured within thirty (30) days after written notice thereof to the Company and the applicable Company Stockholder; provided, that no cure period shall be required for a breach which by its nature cannot be cured or (ii) any of the conditions to Closing in Article VII for the benefit of Parent are incapable of being satisfied on or before the date specified in Section 10.1(b); or

(g)by the Company, if none of the Company or the Company Stockholders is in material breach of their respective obligations under this Agreement and either (i) there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied and such breach has not been cured within thirty

(30) days after written notice thereof to Parent; provided, that no cure period shall be required for a breach which by its nature cannot be cured or (ii) any of the conditions to Closing in Article VII for the benefit of the Company are incapable of being satisfied on or before the date specified in Section 10.1(b).

10.2Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Parent, the Company or the Company Stockholders, or their respective officers, directors or Stockholders, if applicable; provided, that each party hereto shall remain liable for any Willful Breach of this Agreement

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prior to its termination; and provided further, that the provisions of Sections 6.2 (Confidentiality), 6.3 (Public Disclosure), Article XI (General Provisions) and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article X.

10.3Amendment. This Agreement may be amended at any time prior to the Effective Time by the parties hereto, by action taken or authorized by their respective boards of directors, whether before or after adoption of this Agreement by the stockholders of the Company or First Merger Sub; provided, that after any such stockholder adoption of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or First Merger Sub without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto. For purposes of resolution of disputes and other matters between any Indemnified Parties and one or more Company Stockholders after the Effective Time under Article IX or otherwise, it is understood that the Stockholder Representative shall have the authority to bind all the Company Stockholders.

10.4Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 10.4, the Company Stockholders agree that any extension or waiver signed by the Stockholder Representative after the Closing shall be binding upon and effective against all Company Stockholders whether or not they have signed such extension or waiver. No delay or failure by any party to assert any of its rights or remedies shall constitute a waiver of such rights or remedies.

ARTICLE XI GENERAL PROVISIONS

11.1	Notices. All notices and other communications hereunder shall be in writing and shall be deemed delivered, given and received (a) when delivered in person, (b) when transmitted by email (with written confirmation of completed transmission), (c) on the fifth (5th) Business Day following the mailing thereof by certified or registered mail (return receipt requested) or (d) when delivered by an express courier (with written confirmation of delivery) to the parties hereto at the following addresses (or to such other address or electronic mail address as such party may have specified in a written notice given to the other parties):

(a)	if to Parent or the Final Surviving Company, to: Compass Therapeutics, Inc.

80 Guest Street, Suite 601

Boston, MA 02135

Attention: President and Chief Operating Officer Email: vered.bisker@compasstherapeutics.com with a copy (which shall not constitute notice) to: Goodwin Procter LLP

100 Northern Avenue

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Boston, MA 02210

Attention: Richard A. Hoffman and Kristin Gerber

Email: rhoffman@goodwinlaw.com; kgerber@goodwinlaw.com

(b)	if to the Company, to:

TRIGR Therapeutics, Inc. 53 Carrington

Irvine CA 92620

Attention: Miranda Toledano

Email: Miranda.toledano@trigrrx.com

and, if on or before the Closing Date, with a copy (which shall not constitute notice) to:

Thompson Hine LLP

335 Madison Avenue, 12th Floor New York, NY 10017-4611

Attention: Faith L. Charles

Email: Faith.Charles@ThompsonHine.com

(c)	if to the Stockholder Representative, to: PENG Ventures, LLC

23 Becker Drive

Ladera Ranch, CA 92694 Attention: William Pedranti Email: wp@penglsv.com

(d)	If to a Company Stockholder, to his, her or its address and email on the

Spreadsheet.

11.2Interpretation. Unless a clear contrary intention appears: (a) the singular number shall include the plural, and vice versa; (b) reference to any gender includes each other gender; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (e) all references in this Agreement to “Schedules,” “Sections,” “Annexes” and “Exhibits” are intended to refer to Schedules, Sections, Annexes and Exhibits to this Agreement, except as otherwise indicated; (f) the table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement; (g) “or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; and (j) “shall” and “will” shall have the same meaning hereunder.

11.3Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed

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by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

11.4Entire Agreement; Assignment. This Agreement, the exhibits and annexes hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the other schedules and the Related Agreements: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral (including any letter of intent, term sheet or related discussions), among the parties with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder (i) in connection with a sale of Parent or a sale of all or substantially all of its assets,

(ii)to one or more of its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder and (iii) to any lender of Parent or its Affiliates as collateral security.

11.5Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Without prejudice to remedies at law, the parties shall be entitled to specific performance or other equitable relief, including injunctive relief, in the event of a breach or threatened breach of this Agreement.

11.7	Arbitration; Submission to Jurisdiction; Consent to Service of Process.

(a)Except for a determination of the Final Closing Balance Sheet, which shall be resolved exclusively by the Accountants pursuant to Section 2.9(b)(ii), all disputes, claims, or controversies arising out of or relating to the Agreement, the Related Agreements (other than as expressly set forth therein) or any other agreement or document executed and delivered pursuant to the Agreement (other than as expressly set forth therein) or the negotiation, breach, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, including claims of fraud or fraud in the inducement, and including as well the determination of the scope or applicability of this agreement to arbitrate, shall be resolved solely and exclusively by binding arbitration administered by JAMS in New York, New York, before a single arbitrator (the “Arbitrator”). Except as modified in this Section, the arbitration shall be administered pursuant to JAMS’s Comprehensive Rules and Procedures. The parties further agree that this arbitration shall apply equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

(b)The parties covenant and agree that the arbitration hearing shall commence within thirty (30) days of the date on which a written demand for arbitration is filed by any party hereto (the “Filing Date”). The hearing shall be no more than five (5) Business Days. In connection with the arbitration, the Arbitrator shall have the power to order the production of documents by each party and any third-party

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witnesses. In addition, each party may take up to three (3) depositions as of right, with each deposition limited to eight (8) hours, excluding breaks, and the Arbitrator may grant additional depositions upon good cause shown. For purposes of determining the number of depositions as of right, multiple petitioners or multiple respondents shall each respectively be deemed one party. The Arbitrator’s award shall be made and delivered within ninety (90) days of the Filing Date, shall be binding and final as between the parties, and a judgment may be entered upon the award in any court having jurisdiction thereof. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The parties covenant and agree that the arbitration shall conclude within six (6) months of the Filing Date, and the Arbitrator shall be provided notice of such six-month limit (and agree to abide by it) prior to his or her appointment as Arbitrator.

(c)The parties will (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator; provided, that the prevailing party shall be awarded its share of the Arbitrator’s fees and expenses and all other costs and expenses, including attorneys’, consultants’ and experts’ fees; provided further that any party unsuccessfully refusing to comply with the award or an order of the Arbitrator shall be liable for costs and expenses, including attorneys’, consultants’ and experts’ fees, incurred by the other party in enforcing the award or order. If the Arbitrator determines a party to be the prevailing party under circumstances where the prevailing party obtained relief on some but not all of the claims and counterclaims, the Arbitrator may award the prevailing party an appropriate percentage of the costs and expenses incurred by the prevailing party.

(d)Subject in all cases to the foregoing, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state or federal courts located within New York, New York, in connection with any matter based upon, arising out of or relating to this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

11.8Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.9WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.10Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.11No Third Party Beneficiary. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, or Liabilities under or by reason of this Agreement except that (i) Article IX shall also be for the benefit of the Indemnified Parties,

(ii) Section 6.19, from and after (and subject to the occurrence of) the Effective Time, shall be for the

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benefit of the Company Indemnified Parties and (iii) Thompson Hine LLP partners and employees are third party beneficiaries of Section 11.13.

11.12Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of the Company set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross- referenced in another part of the Company Disclosure Schedule, or (b) it is reasonably apparent upon reading the disclosure in any other section or subsection without independent knowledge on the part of the reader regarding the matter disclosed that such disclosure relates to or qualifies another representation and warranty of the Company in this Agreement. The disclosure of any matter, or reference to any Contract, in the Company Disclosure Schedule shall not be deemed to constitute an admission by the Company or to otherwise imply that any such matter or Contract is material for the purposes of this Agreement and shall not affect the interpretation of such term for the purposes of this Agreement. In particular, (a) certain matters may be disclosed in the Company Disclosure Schedule that may not be required to be disclosed because of certain minimum thresholds or materiality standards set forth in this Agreement, (b) the disclosure of any such matter does not mean that it meets or surpasses any such minimum thresholds or materiality standards and (c) no disclosure in the Company Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of such matters in any section or subsection of the Company Disclosure Schedule be deemed or interpreted to expand the scope of the Company’s representations and warranties contained in this Agreement. Each disclosure in the Company Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement. Matters reflected in the Company Disclosure Schedule are not necessarily limited to matters or Contracts required by this Agreement to be disclosed in the Company Disclosure Schedule. All attachments to the Company Disclosure Schedule are incorporated by reference into the section or subsection thereof in which they are directly or indirectly referenced.

11.13Legal Representation. Each of the parties to this Agreement acknowledges that Thompson Hine LLP currently serves as counsel to the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Current Representation”). There may come a time after consummation of the transactions contemplated by this Agreement when Thompson Hine LLP is asked to represent the interests of the Stockholder Representative or one or more of the Company Stockholders. Each of the parties agrees that, as to all communications with respect to the transactions contemplated by this Agreement among Thompson Hine LLP, the Company, the Stockholder Representative, or any one or more of the Company Stockholders, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege that attach as a result of Thompson Hine LLP representing the Company shall survive the Closing and shall remain in effect, provided that any such privilege, from and after the Closing, shall belong to the Company Stockholders and shall not pass to or be claimed by Parent or any of its respective Affiliates (including the Final Surviving Company); provided further that the foregoing shall not extend to any communication not involving the Current Representation. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any privilege attaching as a result of Thompson Hine LLP representing the Company shall survive the Closing, remain in effect and be controlled by the Stockholder Representative on behalf of the Company Stockholders. As to any privileged attorney-client communications between Thompson Hine LLP and the Company prior to the Closing Date (collectively, the “Privileged Communications”), Parent, together with its Affiliates (including the Final Surviving Company), successors or assigns, agree that no such Person may use or rely on any of the Privileged Communications in any action or claim against any of the parties hereto after the Closing. In addition, Parent and its Affiliates (including the Final Surviving Company) and their respective officers,

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directors, managers, partners, employees, advisors, agents and representatives shall have no right of access to or control over any of Thompson Hine LLP’s records related to the transactions contemplated by this Agreement, which shall become the property of (and be controlled by) the Stockholder Representative on behalf of the Company Stockholders. Furthermore, in the event of a dispute between Parent or any of its Affiliates, on the one hand, and any Company Stockholder (or the Stockholder Representative on behalf of any Company Stockholder), on the other hand, arising out of or relating to any matter in which Thompson Hine LLP acted for the Company, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to the Stockholder Representative or any Company Stockholder any information or documents developed or shared during the course of Thompson Hine LLP’s representation of the Company. Notwithstanding the foregoing, in the event that a dispute arises between Parent or the Final Surviving Company and a third party other than a party to this Agreement after the Closing, the Final Surviving Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Thompson Hine LLP to such third party; provided, however, that the Final Surviving Company may not waive such privilege without the prior written consent of the Stockholder Representative. Thompson Hine LLP partners and employees are third party beneficiaries of this provision.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Parent, First Merger Sub, Second Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

COMPASS THERAPEUTICS, INC.

By:	Name: Vered Bisker-Leib

Title: President and Chief Executive Officer

TRIGR THERAPEUTICS, INC.

By:	Name:

Title:

COMPASS INTERMEDIATE ACQUISITION COMPANY, INC.

By:	Name: Vered Bisker-Leib

Title: President

COMPASS ACQUISITION COMPANY, LLC

By:	Name: Vered Bisker-Leib

Title: Manager

PENG VENTURES, LLC

By:	Name:

Title:

Signature Page to Agreement and Plan of Merger and Reorganization

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IN WITNESS WHEREOF, Parent, First Merger Sub, Second Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

COMPASS THERAPEUTICS, INC.

By:	Name:

Title:

TRIGR THERAPEUTICS, INC.

By:	s Name: George Uy

Title: Chief Executive Officer

COMPASS INTERMEDIATE ACQUISITION COMPANY, INC.

By:	Name: Vered Bisker-Leib

Title: President

COMPASS ACQUISITION COMPANY, LLC

By:	Name: Vered Bisker-Leib

Title: Manager

PENG VENTURES, LLC

By:	Name: William Pedranti

Title: Partner

Signature Page to Agreement and Plan of Merger and Reorganization

IN WITNESS WHEREOF, Parent, First Merger Sub, Second Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

COMPASS THERAPEUTICS, INC.

By:	Name:

Title:

TRIGR THERAPEUTICS, INC.

By: s

Name: George Uy

Title: Chief Executive Officer

COMPASS INTERMEDIATE ACQUISITION COMPANY, INC.

By:	Name: Vered Bisker-Leib

Title: President

COMPASS ACQUISITION COMPANY, LLC

By:	Name: Vered Bisker-Leib

Title: Manager

PENG VENTURES, LLC

4200626-95402By:	Name: William Pedranti

Title: Partner

Signature Page to Agreement and Plan of Merger and Reorganization